Exhibit 10.1

Execution Version

$350,000,000

TERM LOAN CREDIT AGREEMENT

dated as of October 29, 2024

among

MRC GLOBAL (US) INC.,

as the Borrower,

MRC GLOBAL INC.,

as Parent,

The Several Lenders

from Time to Time Parties Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN Chase BANK, N.A.,

as Collateral Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS LENDING PARTNERS LLC,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

v

SCHEDULES

Schedule 1.01(a)	Excluded Subsidiaries
Schedule 1.01(b)	Mortgaged Properties
Schedule 1.01(c)	Commitments
Schedule 6.13	Subsidiaries
Schedule 6.16	Real Estate
Schedule 6.21	Filing Offices
Schedule 7.09	Closing Date Affiliate Transactions
Schedule 7.18	Post-Closing Matters
Schedule 8.01(g)	Closing Date Indebtedness
Schedule 8.02(d)	Closing Date Liens
Schedule 8.05(d)	Closing Date Investments
Schedule 8.10	Permitted Burdensome Agreements
Schedule 12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Dutch Auction Procedures
Exhibit D	Form of Guarantee
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Note
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Security Agreement
Exhibit J	Form of Notice of Borrowing
Exhibit K-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships
Exhibit K-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships
Exhibit K-3	Form of Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships
Exhibit K-4	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships
Exhibit L	Form of Officer’s Certificate
Exhibit M	Form of Affiliate Lender Assignment and Acceptance
Exhibit N	Form of Subordination Agreement
Exhibit O	Form of ABL Intercreditor Agreement

TERM LOAN CREDIT AGREEMENT dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among MRC Global (US) Inc., a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation (the “Parent”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent.

R E C I T A L S:

WHEREAS, the Borrower has requested, and the Term Loan Lenders have agreed, to make Term Loans in an aggregate principal amount of $350,000,000 on the Closing Date, the proceeds of which shall be used, together with borrowings under the Revolving Loan Credit Agreement, cash on hand or any combination thereof, to, among other things, repurchase or redeem the Preferred Stock in full.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings provided in this Section 1.01:

“ABL Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit O, to be entered into among the Borrower, the guarantors party thereto, and Bank of America, N.A. in its capacity as collateral agent for the Revolving Credit Lenders referenced therein, and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABR” shall mean, for any day, a rate per annum equal to the greatest of

(a) the Prime Rate in effect on such day,

(b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and

(c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.08(a).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Parent and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” shall mean JPMorgan, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 11.09.

“Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent set forth on Schedule 12.02, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Lender Assignment and Acceptance” shall have the meaning provided in Section 12.07(i).

“Agent Parties” shall have the meaning provided in Section 12.02(c).

“Agent-Related Persons” shall mean each Agent, together with its Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, trustees and advisors of such Persons and Affiliates.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” shall mean the Commitments of all the Lenders.

“Agreement” shall have the meaning provided in the Recitals to this Term Loan Credit Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Term SOFR floor or ABR floor greater than 0.00% per annum or 1.00% per annum, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin), or otherwise; provided that

(a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated or remaining life to maturity at the time of its incurrence of the applicable Indebtedness); and

(b) the difference between the SOFR floor or ABR floor of the New Term Loans and 0.00% per annum or 1.00% per annum respectively shall be equated to an increase or decrease, as applicable, in interest margins applicable to the New Term Loans provided, further, that any calculation of “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness.

“Anti-Corruption Laws” shall have the meaning provided in Section 6.20.

“Applicable Law” shall mean, with respect to any Person, (a) all laws, rules, regulations and legally binding governmental guidelines applicable to the Person and its Property, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law) and (b) such Person’s Organizational Documents.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Term SOFR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term SOFR Spread”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Corporate Ratings:

Category	Corporate Ratings:	ABR Spread	Term SOFR Spread
Category I	≥ Ba2/BB	2.250%	3.250%
Category II	Ba3/BB-	2.250%	3.250%
Category III	B1/B+	2.250%	3.250%
Category IV	B2/B	2.500%	3.500%
Category V	≤ B3/B-	2.500%	3.500%

For purposes of the foregoing, (a) if the Corporate Ratings established by both Moody’s and S&P shall fall within the same Category, the Applicable Margin shall be determined by reference to such Category; (b) if neither Moody’s nor S&P shall have in effect a Corporate Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Category V; (c) if only one Rating Agency shall have in effect a Corporate Rating, the Applicable Margin shall be determined by reference to the Category in which such Corporate Rating falls; (d) if the Corporate Ratings established or deemed to have been established by Moody’s or S&P shall each fall within different Categories from each other, then: (i) if the two Corporate Ratings are one Category apart from each other, then the Applicable Rate shall be based on the lower of the two Corporate Ratings, (ii) if the two Corporate Ratings are two Categories apart from each other, then the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two Corporate Ratings and (iii) if the two Corporate Ratings are three or more Categories apart from each other, then the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two Corporate Ratings; (e) if the Corporate Ratings established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 7.01(j) or otherwise; and (f) from the Closing Date until the next change in Corporate Ratings, the Applicable Margin shall be determined by reference to Category IV. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Parent, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Collateral Agent or the Lenders by means of electronic communications pursuant to Section 12.02 and all electronic communications to provide information to prospective Eligible Assignees, Participants or other transferees.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Parent or any of its Restricted Subsidiaries not in the Ordinary Course of Business (including any Disposition of any Equity Interests of any Subsidiary of the Parent owned by the Parent or a Restricted Subsidiary, including any sale of any Equity Interests of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any (a) transaction permitted by Section 8.04, other than transactions permitted by Section 8.04(b) or (b) Disposition of Revolving Credit Collateral (as defined in the ABL Intercreditor Agreement); provided, that this clause (b) shall only apply prior to a Discharge of Revolving Credit Obligations (as defined in the ABL Intercreditor Agreement).

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Available Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) $150,000,000 plus

(ii) 100% of Retained Excess Cash Flow plus

(iii) the cumulative amount of any proceeds of equity issuances (other than Disqualified Equity Interests) or capital contributions received in the form of cash or Permitted Investments by the Parent on or after January 1, 2024 and on or prior to the Reference Time plus

(iv) 100% of the aggregate amount received by the Parent or any Restricted Subsidiary of the Parent in cash and Permitted Investments on or after January 1, 2024 and on or prior to the Reference Time from:

(A) the sale (other than to the Parent or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority Investments,

(B) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments (but without duplication of amounts included in the determination of Consolidated Net Income), or

(C) any returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments;

provided that in the case of clauses (A), (B), and (C), in each case, to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Available Amount pursuant to Section 8.05(s) plus

(v) in the event any Unrestricted Subsidiary becomes a Converted Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of Parent on or after January 1, 2024 and on or prior to the Reference Time, the value of the Investments originally made by the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to Section 8.05(s) (or of the assets transferred or conveyed, as applicable) plus

(vi) an amount equal to any returns in cash and Permitted Investments (including dividends, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Parent or any Restricted Subsidiary of Parent on or after January 1, 2024 and on or prior to the Reference Time in respect of any Investments made pursuant to Section 8.05(s) (but without duplication of amounts included in the determination of Consolidated Net Income), minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 8.05(s) on or after January 1, 2024 and on or prior to the Reference Time;

(ii) the aggregate amount of Dividends made pursuant to Sections 8.06(c) on or after January 1, 2024 and on or prior to the Reference Time; and

(iii) the aggregate amount of prepayments, repurchases and redemptions of Indebtedness pursuant to Section 8.07(a)(x) on or after January 1, 2024 and on or prior to the Reference Time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United State Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term SOFR Loan any technical, administrative or operational changes (including changes to the definition of “ABR” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 7.01.

“Borrower Notice” has the meaning provided in Section 7.17(d).

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date, having, in the case of Term SOFR Loans, the same Interest Period.

“Borrowing Base” shall mean the “Borrowing Base”, as defined in the Revolving Loan Credit Agreement on the date hereof.

“Business Day” shall mean, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease or finance lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Casualty Event” shall mean, with respect to any Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of property for which such Collateral for which the Parent or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower (unless, after such liquidation or dissolution, Parent (or a wholly owned subsidiary of the Parent that satisfies the requirements of a Successor Credit Party in accordance with Section 8.03(a)) assumes all of the Obligations of the Borrower under this Agreement and the Security Documents for the benefit of the Secured Parties as provided thereunder);

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), has become the ultimate “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Parent;

(d) any “Change of Control” (or any comparable term) in any document pertaining to (i) the Revolving Loan Credit Agreement or (ii) in any indenture or other agreement governing Indebtedness issued in respect of any Permitted Additional Debt having a principal amount exceeding $50,000,000;

(e) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Parent by Persons who were not (i) directors of the Parent on the Closing Date or (ii) nominated, appointed or approved by the board of directors of the Parent; or

(f) Parent shall cease to own, directly or indirectly, 100% of the Borrower’s outstanding capital stock (other than as provided in clause (b) above).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or New Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean October 29, 2024.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall have the meaning provided in the Security Agreement, the Pledge Agreement or any other Security Document, as applicable, and shall include the Equity Collateral and the Mortgaged Property.

“Collateral Agent” shall mean JPMorgan, as the collateral agent for the Lenders under this Agreement and the other Credit Documents, or any successor collateral agent pursuant to Section 11.09.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Term Loan Commitment and New Term Loan Commitment.

“Commodity Agreement” shall mean any commodity swap agreement, futures contract, option contract or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity price exposure associated with the Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Compliance Certificate” shall mean a certificate, in the form of Exhibit B with such changes as may be agreed to by the Borrower and the Administrative Agent, by which the Parent certifies to the matters set forth in Section 7.01(c).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of the Parent and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) (a) losses on asset sales (other than asset sales in the Ordinary Course of Business), disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring costs, charges (including any charge relating to any tax restructuring), expenses (including any cost or expense related to employment of terminated employees) or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure and/or consolidation of facilities),

(vii) any deductions attributable to minority interests,

(viii) LIFO expense,

(ix) any costs or expenses incurred by the Parent and its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Equity Interests of the applicable Person,

(x) costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses (including but not limited to rent termination costs, moving costs and legal costs), asset retirement costs in connection with sales, dispositions or abandonments of assets or discontinued operations, and

(xi) fees, expenses or charges relating to closing costs, rebranding costs, business optimization expenses or costs (including capitalized expenses and costs), acquisition integration costs, opening costs, recruiting costs, signing, retention, recruitment or completion bonuses and expenses, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(iii) gains on asset sales (other than asset sales in the Ordinary Course of Business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

(v) LIFO income, and

(vi) all gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for the Parent and its Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815,

(C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by the Parent or any Restricted Subsidiary since the beginning of such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary since the beginning of such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion), and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business acquired since the beginning of such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Administrative Agent, and

(D) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Parent or any Restricted Subsidiary since the beginning of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Interest Coverage Ratio” shall mean for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean for any period, the sum of:

(i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Parent and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Parent and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), and

(ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any Permitted Acquisition), but excluding, however,

(a) amortization of deferred financing costs and any other amounts of non-cash interest,

(b) the accretion or accrual of discounted liabilities during such period, and

(c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that

(w) except as provided in clause (x) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense,

(x) there shall be included in determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Acquired Entity or Business acquired since the beginning of such Test Period and of any Converted Restricted Subsidiary converted since the beginning of such Test Period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such Test Period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such Test Period,

(y) there shall be excluded from determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Sold Entity or Business disposed of since the beginning of such Test Period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such Test Period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such Test Period, and

(z) in the case of any incurrence, repayment, retirement or redemption of Indebtedness, Consolidated Interest Expense for any Test Period shall be calculated after giving effect on a pro forma basis to such incurrence, repayment, retirement or redemption of Indebtedness, as if such incurrence, repayment, retirement or redemption of Indebtedness occurred on the first day of such Test Period.

“Consolidated Junior Secured Debt” shall mean as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Indebtedness incurred pursuant to any Refinancing Amendment and any Permitted Junior Priority Debt), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, loan agreements, promissory notes or similar instruments, in each case secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt or any Permitted First Priority Refinancing Debt, that was permitted to be incurred under this Agreement.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities (including any underwritten sale to the public of Parent’s Equity Interests pursuant to an effective registration statement filed with the SEC on Form S-1 or Form S-3 (or any successor forms adopted by the SEC)), refinancing transaction or amendment or other modification of any debt instrument

(in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (d) any income (or loss) for such period attributable to the early extinguishment of Indebtedness. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any acquisition whether consummated before or after the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Debt” shall mean as of any date of determination,

(a) the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Indebtedness incurred pursuant to any Refinancing Amendment and any Permitted First Priority Debt), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, loan agreements, promissory notes or similar instruments, in each case secured equally and ratably with the Obligations by a Lien that was permitted to be so incurred under this Agreement (and for the avoidance doubt, Consolidated Senior Secured Debt shall also include the obligations under the Revolving Loan Credit Agreement, any Permitted First Priority Refinancing Debt and any Permitted First Priority Debt), plus

(b) the amount (if any) by which the aggregate principal amount of Indebtedness or other obligations of Parent or any of its Subsidiaries (without duplication) outstanding pursuant to any Qualified Receivables Transaction at such date of determination exceeds $150,000,000, minus

(c) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party, which amount under this clause (c) shall in no event exceed $125,000,000.

“Consolidated Total Assets” shall mean as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Indebtedness incurred pursuant to any Refinancing Amendment and any Permitted Additional Debt), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, loan agreements, promissory notes or similar instruments, plus (b) the amount (if any) by which the aggregate principal amount of Indebtedness or other obligations of Parent or any of its Subsidiaries (without duplication) outstanding pursuant to any Qualified Receivables Transaction at such date of determination exceeds $150,000,000, minus (c) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party, which amount under this clause (c) shall in no event exceed $125,000,000.

“Consolidated Working Capital” shall mean, at any date, the of the difference between (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes plus any LIFO reserve and (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries on such date, excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) deferred revenue.

“Contract Consideration” shall have the meaning provided in Section 4.02(a)(ii).

“Contractual Obligation” shall mean, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Copyright Security Agreements” shall mean the Copyright Security Agreements entered into by the Borrower and the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, dated the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time by the parties thereto.

“Corporate Ratings” shall mean (a) a public issuer-credit rating from S&P and (b) a public corporate family rating from Moody’s, in each case in respect of the Parent.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Term Loans, or any New Term Loans under any then-existing incremental facility or refinancing facility, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, pricing, rate floors, discounts, fees and optional prepayment or redemption terms) (when taken as a whole) are not more favorable to the New Term Loan Lenders providing such Indebtedness than those applicable to the Refinanced Debt (other than covenants or other provisions applicable only to periods after the latest maturity date of the then-existing Term Loans), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (iv) in the case of any such Indebtedness in the form of notes or debentures, shall not require any mandatory repayment or redemption (other than (A) customary change of control or asset sale or event of loss offers, (B) early maturities customary for “bridge” loans so long as such maturities are automatically extendible or convertible absent a bankruptcy or payment event of default thereunder or (C) upon any Event of Default) prior to the 91st day after the maturity date of the Refinanced Debt.

“Credit Documents” shall mean this Agreement, the Security Documents, any Notes issued by the Borrower hereunder, any Refinancing Amendment and any other document, instrument or certificate designated as a “Credit Document” therein.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Party” shall mean each of the Borrower, the Guarantors (including the Parent) and each other Subsidiary of the Parent that is a party to a Credit Document and shall exclude, for the avoidance of doubt, any Excluded Subsidiaries.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Daily Simple SOFR”shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Fund Affiliate” shall mean any Affiliate of the Parent that is a bona fide diversified debt fund.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Parent or any of its Restricted Subsidiaries of any Indebtedness (but excluding any Indebtedness permitted to be issued or incurred under Section 8.01).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” shall have the meaning provided in Section 4.02(f).

“Declining Lender” shall have the meaning provided in Section 4.02(f).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to (i) the ABR plus (ii) the Applicable Margin for ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Term SOFR Rate and the Applicable Margin for Term SOFR Loans) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.01 or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (d) has, or has a direct or indirect parent company that has, (i) been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender (x) if the Lender notice to the Administrative Agent and/or the Borrower described in clause (c) above states that the reason such Lender does not intend to comply with its funding obligations hereunder is due to a failure of a condition set forth in Article 6 and cites the applicable conditions precedent such Lender in good faith believes has not been satisfied or (y) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 8.04(b) and Section 8.04(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” shall mean, with respect to any property, any sale, lease, Sale Leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale) so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable, in whole or in part), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the final maturity of the applicable Term Loans at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof) or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institutions” shall mean, on any date, (a)(i) any Person designated as a “Disqualified Institution” by the Parent by written notice delivered to the Administrative Agent prior to the date of the Engagement Letter or from time to time after the Closing Date or (ii) any Person that constitutes a competitor of the Credit Parties or any Subsidiary or Affiliate of any Credit Party and that in each case is designated by the Parent as a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time after the Closing Date or (b) any Person that is reasonably identifiable, solely on the basis of such Person’s name, as an Affiliate (other than a Fund) of any Person referred to in clause (a) above; provided that the Parent may update the list of Persons referred to in clause (a) above via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time), which updated list shall become effective three (3) Business Days after such delivery to the Administrative Agent; provided, further, Disqualified Institutions shall exclude any Person that the Parent has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) from time to time. Any update to the list of Disqualified Institutions after the Closing Date shall not apply retroactively to disqualify the transfer of any Loans or Commitments, whether through a trade, assignment or participation, that was effective prior to the date of such update.

“Dividends” or “dividends” shall have the meaning provided in Section 8.06.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant using the applicable Exchange Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Parent that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“DQ List” shall have the meaning provided in Section 12.07(m)(iv).

“Dutch Auction” shall mean a dutch auction open to all Lenders on a pro rata basis conducted in accordance with the procedures set forth in Exhibit C hereto.

“ECF Threshold” shall have the meaning provided in Section 4.02(a)(ii).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having the authority to exercise Write-Down and Conversion Powers.

“Effective Yield” shall mean, as to any Term Loans of any Class, the effective yield on such Term Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the original stated life of such Term Loans and (b) the four years following the date of incurrence thereof) payable generally to Lenders making such Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared ratably with all relevant Lenders and consent fees paid generally to consenting Lenders.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 12.07(b)(iii) and (v), (subject to such consents, if any, as may be required under Section 12.07(b)(iii)).

“Engagement Letter” shall mean that certain engagement letter relating to the Transactions, among the Borrower and the Joint Lead Arrangers party thereto, dated as of October 16, 2024.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Parent or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the indoor or outdoor environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, governmental restriction and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the indoor or outdoor environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Collateral” shall mean the “Pledged Shares” as defined in the Pledge Agreement.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) the withdrawal of a Credit Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations in the circumstances described under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or ERISA Affiliate from a Multiemployer Plan or the receipt of notification that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA); (d) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (e) the receipt by any Credit Party or ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA are met with respect to any Plan; (k) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of any Plan; (l) a Foreign Plan Event; or (m) any other event or condition with respect to a Plan that could result in liability of any Credit Party.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article 9.

“Evidence of Flood Insurance” has the meaning provided in Section 7.17(d).

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent deducted in arriving at such Consolidated Net Income, over

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded by clauses (a) through (f) of the definition of Consolidated Net Income,

(ii) the aggregate amount of all principal payments of Indebtedness of the Parent and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 4.02(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans) made during such period (other than under the Revolving Loan Credit Agreement or any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), but in each case, only to the extent financed with internally generated cash flow of the Parent and its Restricted Subsidiaries,

(iii) an amount equal to the aggregate net non-cash gain on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent included in arriving at such Consolidated Net Income,

(iv) increases in Consolidated Working Capital for such period and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries completed during such period),

(v) cash payments by the Parent and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent and the Restricted Subsidiaries other than Indebtedness to the extent that such Investments were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(vi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, and

(vii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excess Cash Flow Period” has the meaning set forth in Section 4.02(a)(ii).

“Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (Central time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Assets” shall mean:

(i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters),

(ii) motor vehicles and other assets subject to certificates of title,

(iii) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $5,000,000,

(iv) licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under Applicable Laws of the type set forth in clause (a) of the definition thereof (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization not obtained, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other Applicable Law notwithstanding such prohibition,

(v) any particular asset or right under contract, if the pledge thereof or the security interest therein (A) is prohibited by Applicable Law of the type set forth in clause (a) of the definition thereof other than to the extent such prohibition is rendered ineffective under the UCC or other Applicable Law notwithstanding such prohibition or (B) to the extent and for as long as it would violate the terms of any written agreement, license or lease with respect to such asset (in each case, after giving effect to the relevant provisions of the UCC or other Applicable Laws) or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the UCC or other Applicable Laws), in each case, (a) excluding any such written agreement that relates to the Revolving Loan Credit Agreement, Credit Agreement Refinancing Indebtedness or Permitted Additional Debt and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 8.02,

(vi) (A) Margin Stock and (B) Equity Interests of an Excluded Pledge Subsidiary (other than, in the case of this clause (B), to the extent required to be pledged pursuant to Section 7.12),

(vii) any permitted agreement, lease, license or property subject to a purchase money security interest or other similar arrangement to the extent the pledges thereof and security interests therein are prohibited by such permitted agreement, lease, license or purchase money arrangement, other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreement, lease, license or property is expressly deemed effective under the Uniform Commercial Code or other Applicable Law or principle of equity notwithstanding such prohibition,

(viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Parent or any of its Subsidiaries, as reasonably determined by the Parent in consultation with the Administrative Agent,

(ix) letter of credit rights, except to the extent constituting supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement),

(x) cash and cash equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), and any other assets requiring perfection through control agreements or by “control” (other than in respect of (x) certificated Equity Interests in the Borrower and in wholly owned Restricted Subsidiaries of the Parent, which Equity Interests are otherwise required to be pledged and (y) deposit and other bank and securities accounts),

(xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and

(xii) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent in consultation with the Parent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the practical benefits to be obtained by the Lenders therefrom;

provided, however, that Excluded Assets shall not include any Proceeds (as defined in the Security Agreement), substitutions or replacements of any Excluded Assets referred to in clause (i) through (xii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xii)).

“Excluded Pledge Subsidiary” shall mean:

(a) any Subsidiary of the Parent for which the pledge of its Equity Interests is prohibited (i) by Applicable Law of the type set forth in clause (a) of the definition thereof or (ii) by Contractual Obligations existing on the Closing Date (or, in the case of a newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or for which governmental (including regulatory) consent, approval, license or authorization would be required, provided that such Subsidiary will be an Excluded Pledge Subsidiary only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Pledge Subsidiary and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result,

(b) (i) any direct or indirect Subsidiary of the Parent that is a CFC and (ii) any direct or indirect Subsidiary of a CFC,

(c) any direct or indirect Subsidiary of the Parent (i) substantially all the direct or indirect assets of which are the Equity Interests of one or more CFCs or (ii) that is a disregarded entity for U.S. federal income tax purposes and that, directly or through one or more disregarded entities, owns more than 66% of the Equity Interests of one or more CFCs,

(d) any other Subsidiary of the Parent with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the burden or cost or other consequences (including any material adverse tax consequences) of the pledge of its Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(e) any not-for-profit Subsidiaries,

(f) any special purpose securitization vehicle (or similar entity), only to the extent that the pledge of its Equity Interests is prohibited (i) by Applicable Law of the type set forth in clause (a) of the definition thereof or (ii) by Contractual Obligations in connection with a securitization, provided that such entity will be an Excluded Pledge Subsidiary only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Pledge Subsidiary and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result,

(g) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 8.01(i) or Section 8.01(j) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits the Equity Interests of Restricted Subsidiary from being pledged to secure the Obligations; provided that after such time that such prohibitions on granting such Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Pledge Subsidiary, and will immediately and automatically become subject to the Lien granted under the Security Documents,

(h) each Unrestricted Subsidiary, or

(i) any Restricted Subsidiary that the Borrower elects by notice to the Administrative Agent to treat as an Excluded Pledge Subsidiary pursuant to this clause (i), provided that (i) any such Restricted Subsidiary shall cease to be so treated as an Excluded Pledge Subsidiary pursuant to this clause (i) upon written notice from the Borrower to the Administrative Agent, and (ii) at any time, the total assets of all Restricted Subsidiaries that are Excluded Pledge Subsidiaries solely as a result of this clause (i), as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $5,000,000, and (iii) the total revenues of all Restricted Subsidiaries that are Excluded Pledge Subsidiaries solely as a result of this clause (i) for the twelve-month period ending on the last day of the most recent Test Period for which Section 7.01 Financials have been delivered do not in the aggregate exceed $5,000,000;

provided that if the Borrower determines that any direct or indirect Subsidiary of the Parent will constitute one or more of the types of Subsidiaries described in clauses (a) through (i) above within thirty (30) days of such determination, then such Subsidiary shall be deemed an Excluded Pledge Subsidiary under such clause or clauses for all purposes under this Agreement and the other Credit Documents upon delivery of written notice from the Borrower to the Administrative Agent of such determination; provided that such Subsidiary shall no longer qualify as an Excluded Pledge Subsidiary if it does not fall into one or more of the categories described in clauses (a) through (i) above within such thirty (30) day period.

“Excluded Subsidiary” shall mean:

(a) each Subsidiary of the Parent listed on Schedule 1.01(a) hereto,

(b) any Subsidiary of the Parent that is not a direct or indirect wholly owned Subsidiary of the Parent, provided, however, that a subsidiary that is a Guarantor that ceases to be a wholly owned Subsidiary shall be considered a wholly owned Subsidiary for purposes of this clause (b) unless the conditions to release described in the proviso of Section 11.11(c) have been satisfied,

(c) any Subsidiary of the Parent that is prohibited by any Applicable Law of the type set forth in clause (a) of the definition thereof from guaranteeing the Obligations,

(d) any direct or indirect Subsidiary of the Parent that is a CFC, and any direct or indirect Subsidiary of a CFC,

(e) any direct or indirect Domestic Subsidiary of the Parent substantially all the direct or indirect assets of which are the Equity Interests of one or more CFCs,

(f) any Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 8.01(i) or Section 8.01(j) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations; provided that after such time that such prohibitions on guarantees or granting of Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Subsidiary,

(g) any other Subsidiary of the Parent with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(h) any Subsidiary of the Parent that is a domestic captive insurance company,

(i) not for profit Subsidiaries of the Parent,

(j) any Subsidiary that is a special purpose securitization vehicle (or similar entity),

(k) each Unrestricted Subsidiary, or

(l) any Restricted Subsidiary that the Borrower elects by notice to the Administrative Agent to treat as an Excluded Subsidiary pursuant to this clause (l), provided that (i) any such Restricted Subsidiary shall cease to be so treated as an Excluded Subsidiary pursuant to this clause (l) upon written notice from the Borrower to the Administrative Agent, and (ii) at any time, the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (l), as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $5,000,000, and (iii) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (l) for the twelve-month period ending on the last day of the most recent Test Period for which Section 7.01 Financials have been delivered do not in the aggregate exceed $5,000,000;

provided that if the Borrower determines that any direct or indirect Subsidiary of the Parent will constitute one or more of the types of Subsidiaries described in clauses (a) through (l) above within thirty (30) days of such determination, then such Subsidiary shall be deemed an Excluded Subsidiary under such clause or clauses for all purposes under this Agreement and the other Credit Documents upon delivery of written notice from the Borrower to the Administrative Agent of such determination; provided further that such Subsidiary shall no longer qualify as an Excluded Subsidiary if it does not fall into one or more of the categories described in clauses (a) through (l) above within such thirty (30) day period.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Term Loan Maturity Date” shall have the meaning provided in Section 2.16(a).

“Extended Term Loan Maturity Date” shall have the meaning provided in Section 2.16(b).

“Extended Term Loans” shall have the meaning provided in Section 2.16(b).

“Extending Term Lenders” shall have the meaning provided in Section 2.16(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” shall mean (a) that certain fee letter between JPMorgan and the Borrower, dated October 16, 2024, as amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time and (b) any other fee letter entered into between the Borrower or any other Credit Party and any Joint Lead Arranger, the Administrative Agent or any Lender from time to time in respect of the Loans under this Agreement.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 5.09 or the Fee Letter.

“Financial Officer” shall mean the Chief Financial Officer, the Chief Accounting Officer, the Vice President, Investor Relations & Treasury, the Treasurer, the Controller or any other principal accounting or treasury officer or any other senior financial officer of the Borrower designated in writing to the Administrative Agent by any of the foregoing and reasonably acceptable to the Administrative Agent.

“First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the most recent Test Period for which Section 7.01 Financials have been delivered to (b) Consolidated EBITDA for such Test Period.

“Flood Determination Form” has the meaning provided in Section 7.17(d).

“Flood Documents” has the meaning provided in Section 7.17(d).

“Flood Hazard Property” shall mean any real estate asset subject to a Mortgage in favor of Collateral Agent, for the benefit of Secured Parties, with any improvements, located in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.

“Flood Laws” shall mean collectively (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (b) the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) as now or hereafter in effect or any successor statute thereto, (c) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (d) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (e) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be 0%.

“Foreign Asset Sale” shall have the meaning provided in Section 4.02(e).

“Foreign Currencies” shall mean any currency other than Dollars.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party, or with respect to which any Credit Party has any obligation, that is primarily subject to laws other than the laws of a U.S. jurisdiction, other than a trust or funding vehicle or a social security program, in each case maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) where such plan is required to be funded, the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or, where applicable, in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Credit Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party, or the imposition on any Credit Party of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of the Parent that is not a Domestic Subsidiary.

“Full Payment” shall mean with respect to any Obligations (other than unasserted contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, cash collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required cash collateral); and (c) a release of any claims of the Credit Parties against the Administrative Agent and Lenders arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments and the Aggregate Commitments related to such Loans have expired or been terminated.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean all indebtedness of the Parent and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Parent or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that capital leases and operating leases shall be subject to the provisions of Section 1.03 hereof.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean (a) the Guarantee dated as of the Closing Date, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Applicable Law relating to the environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by or which could otherwise give rise to liability under any Applicable Law relating to the environment.

“Hedge Agreement” shall mean an Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money or obligations evidenced by bonds, debentures, notes or similar instruments, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business.

“Indemnified Liabilities” shall have the meaning provided in Section 12.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or Guarantors under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” shall have the meaning provided in Section 12.08.

“Insolvency Proceeding” shall mean any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the CCAA, the Singapore Companies Act, Chapter 50 and the Singapore Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018), Bankruptcy Act 1966 (Cth), the Corporations Act 2001 (Cth), the Companies Act 1993 (New Zealand), the Receiverships Act 1993 (New Zealand), Book XX of the Belgian Code of Economic Law, (b) the appointment of a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding up or strike off the Person; (e) the proposal or implementation of a scheme of arrangement; (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors; (g) in the case of a Subsidiary incorporated in Australia, any writ of execution, garnishee order, notice under section 120 of the PPSA Australia, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against it or its assets, or such other step is taken in relation to it being adjudicated or found unable to pay its debts when they fall due or it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth)); (h) in the case of a Subsidiary incorporated in England and Wales (a “UK Subsidiary”), any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Subsidiary being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Subsidiary other than a solvent liquidation or reorganization of such UK Subsidiary, the terms of which have been previously approved in writing by the Administrative Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Subsidiary or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Subsidiary or any of its assets; provided, that clauses (d), (g) and (h) shall not apply to (A) any winding-up petition which is frivolous or vexatious or which is being contested in good faith and, in each case, is discharged, stayed or dismissed within 21 days of commencement, or (B) any solvent reorganization contemplated or permitted by Section 8.03.

“Intellectual Property” shall have the meaning provided in the Security Agreement.

“Intellectual Property Security Agreements” shall mean, collectively, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, and any other short-form Intellectual Property security agreement executed and delivered pursuant to Section 7.11 or the Security Agreement.

“Intercreditor Agreements” shall mean the ABL Intercreditor Agreement and the Junior Priority Intercreditor Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Term Loan Maturity Date and (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.09.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the Ordinary Course of Business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.

“IP Separation and Relicense Transaction” shall mean (a) any Disposition, exclusive license or exclusive sublicense by any Credit Party of any Material Intellectual Property to any Affiliate or other Person that is not a Credit Party, (b) any Investment by any Credit Party in the form of a contribution of Material Intellectual Property to any Unrestricted Subsidiary or Restricted Subsidiary that is not a Credit Party or a designation of a Restricted Subsidiary that owns, exclusively licenses or exclusively sublicenses Material Intellectual Property as an Unrestricted Subsidiary or (c) any Dividend in the form of a distribution of Material Intellectual Property, in each case, of the foregoing clauses (a), (b) and (c), which Material Intellectual Property is, following the consummation of such Disposition, Investment or Dividend, as applicable, licensed by the Parent or any Restricted Subsidiary from the recipient of such Material Intellectual Property for use by the Parent or any Restricted Subsidiary.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E or otherwise reasonably satisfactory to the Administrative Agent.

“Joint Lead Arrangers” shall mean JPMorgan, BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, each in their respective capacities as such.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“Junior Financing” shall have the meaning provided in Section 8.07(a).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Junior Priority Intercreditor Agreement” shall mean a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower pursuant to which the relative rights and priorities with respect to the Collateral and other customary matters are set forth as between the Administrative Agent or the Collateral Agent on behalf of the Secured Parties and the holders (or their representative) of Permitted Junior Priority Debt, Permitted Junior Priority Refinancing Debt and/or other applicable Indebtedness of the Credit Parties permitted under this Agreement, as applicable, that are intended to be secured by the Collateral on a second priority (or other junior priority) basis (but without regard to the control of remedies) to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt and Permitted First Priority Refinancing Debt. Wherever in this

Agreement, the holders (or their representative) of Permitted Junior Priority Debt, Permitted Junior Priority Refinancing Debt and/or other applicable Indebtedness of the Credit Parties permitted under this Agreement are required to become party to the Junior Priority Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by any Credit Party to be secured by the Collateral on a second priority (or other junior priority) basis (but without regard to the control of remedies) to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt and Permitted First Priority Refinancing Debt, then the Credit Parties, the Administrative Agent or the Collateral Agent and such holders (or their representative) of such Indebtedness shall execute and deliver the Junior Priority Intercreditor Agreement.

“LCA Election” shall have the meaning provided in Section 1.06.

“LCA Test Date” shall have the meaning provided in Section 1.06.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Presentation” shall mean the lender presentation of the Parent dated October 16, 2024, delivered to the Lenders in connection with this Agreement.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other) or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof).

“Limited Conditionality Acquisition” shall mean a Permitted Acquisition which, by the terms of the Subject Acquisition Agreement, is not conditioned on the availability of financing.

“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction.

“Loan” shall mean any Term Loan, or New Term Loan made by any Lender.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Parent and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the ability of the Parent, the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Intellectual Property” shall mean any intellectual property that is material to the business of the Parent and its Restricted Subsidiaries, taken as a whole (as reasonably determined by the Parent), including any Collateral.

“Material Real Property” shall mean any fee-owned real property located in the United States that is owned by any Credit Party and that has a fair market value in excess of $3,000,000 at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Parent in good faith.

“Material Subsidiary” shall mean, at any date of determination, the Borrower and each other Restricted Subsidiary of the Parent (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 7.01 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Parent and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maximum Rate” has the meaning provided in Section 12.10.

“Minimum Borrowing Amount” shall mean $2,000,000 with respect to the Term Loans.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in form and substance reasonably acceptable to the Collateral Agent and Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of Material Real Property and the improvements thereto owned by a Credit Party and identified on Schedule 1.01(b), and includes each other parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 7.17.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Parent or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Parent or any of its Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Parent or any of its Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction;

(iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event;

(iv) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Parent or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Parent or any of the Restricted Subsidiaries (subject to Section 8.09), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Parent or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or 180 days after the date such Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 4.02(a)(i); and

(v) reasonable and customary fees directly relating to such Prepayment Event.

“New Term Loan Commitments” shall mean each additional Class of Term Loan Commitments hereunder that results from an incremental facility under Section 2.14 and/or a refinancing amendment under Section 2.15.

“New Term Loan Lender” shall mean a Lender providing a New Term Loan under Section 2.14 or Section 2.15, as applicable.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.05(c).

“New Term Loans” shall mean one or more Classes of Term Loans made pursuant to New Term Loan Commitments.

“NFIP” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the National Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, the Biggert-Waters Flood Insurance Reform Act of 2012, the Consolidated Appropriations Act of 2014 and the Homeowner Flood Insurance Affordability Act of 2014.

“No Undisclosed Information Representation” by a Person shall mean a representation that such Person is not in possession of any material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing.

“Non-Consenting Lender” shall have the meaning provided in Section 4.10(c).

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Parent other than (i) any Subsidiary of the Parent, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extending Term Lenders” shall have the meaning provided in Section 2.16.

“Note” shall mean a promissory note in substantially the form of Exhibit F hereto.

“Notice of Borrowing” shall mean each notice of a Borrowing of Term Loans pursuant to Section 2.03(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.06.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided herein (including interest at the Default Rate accrued or accruing after the commencement of any Insolvency Proceeding, whether or not such interest is an allowed claim in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by any Credit Party under the Credit Documents, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, whether or not such interest is an allowed claim in such proceeding), of any Credit Parties to the Administrative Agent, the Collateral Agent or any Lender under the Credit Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Credit Party under or pursuant to this agreement or any other Credit Document.

“OFAC” shall have the meaning provided in Section 6.18.

“OID” shall have the meaning provided in Section 2.15(a).

“Ordinary Course Indebtedness” shall mean Indebtedness incurred in the Ordinary Course of Business under Section 8.01(c), (e)(i), (k), (p), (q), (s), (t), (x) and (aa) (to the extent that such Indebtedness is in connection with the foregoing subclauses (c), (e)(i), (k), (p), (q), (s), (t) and (x)).

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business of such Person, consistent with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.

“Organizational Documents” shall mean (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership (if any), as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization (if any), as amended, and its operating agreement, as amended.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, mortgage, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.10).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” shall have the meaning set forth in the preamble.

“Participant” shall have the meaning provided in Section 12.07(d).

“Patent Security Agreements” shall mean the Patent Security Agreements entered into by the Borrower and the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, dated the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time by the parties thereto.

“PATRIOT Act” shall have the meaning provided in Section 6.19.

“Payment” shall have the meaning provided in Section 11.17(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower and the Guarantors in the form of Exhibit G or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Parent or any of the Restricted Subsidiaries of assets (including such assets constituting a line of business or division) or majority of Equity Interests, so long as:

(a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law and the acquired company or assets are in the same or a generally related line of business as the Parent and its Restricted Subsidiaries or other business activities incidental or related to any of the foregoing;

(b) such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 7.11, a Subsidiary Guarantor;

(c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired, to the extent required by Sections 7.11, 7.12 and/or 7.15;

(d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; and

(e) in the case of an individual acquisition or series of related acquisitions, the total costs and liabilities of which (including, without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value or other stock or assets transferred, assigned or encumbered with respect to such acquisition) exceeds $50,000,000, the Consolidated Interest Coverage Ratio, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 8.01(i) and 8.01(j), and any related Pro Forma Adjustment, computed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period), shall either

(i) not be less than 2.00:1.00 or

(ii) be greater than the Consolidated Interest Coverage Ratio immediately prior to such acquisition,

provided that a certificate of a Senior Officer of the Parent delivered to the Administrative Agent within ten (10) days (or such longer period as the Administrative Agent may reasonably agree) after the consummation of such acquisition, certifying as to compliance with the foregoing conditions (and in the case of subclause (e) above, attaching reasonably detailed calculations as to compliance with subclause (e)(i) or (e)(ii), as applicable) shall be conclusive evidence that such acquisition is a Permitted Acquisition unless the Administrative Agent notify the Borrower within five Business Days of receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Additional Debt” shall mean (a) Permitted First Priority Debt, (b) Permitted Junior Priority Debt or (c) Permitted Unsecured Debt; provided that:

(i) in the case of Permitted First Priority Debt, such amount so long as the First Lien Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 3.75:1.00 (and not less than zero) determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which Section 7.01 Financials have been delivered;

(ii) in the case of Permitted Junior Priority Debt, such amount so long as the Secured Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 4.50:1.00 (and not less than zero) determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which Section 7.01 Financials have been delivered;

(iii) in the case of Permitted Unsecured Debt, such amount so long as either (A) the Total Leverage Ratio at the time such additional Indebtedness is incurred would have been no more than 4.75:1.00 (and not less than zero) determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) or (y) the Consolidated Interest Coverage Ratio at the

time such additional Indebtedness is incurred would not be less than 2.00:1.00 on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), in each case as if such additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which Section 7.01 Financials have been delivered;

(iv) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days following the final maturity of the applicable Term Loans (other than (A) customary offers to purchase upon a change of control, asset sale or event of loss, (B) early maturities customary for “bridge” loans so long as such maturities automatically extendible or convertible absent a bankruptcy or payment event of default thereunder and (C) customary acceleration rights after an event of default); and

(v) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Parent and the Restricted Subsidiaries than those in this Agreement;

provided further that a certificate of a Senior Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, certifying as to clauses (i) through (v) with such modifications as necessary to reflect the type of Indebtedness incurred together with reasonably detailed calculations as to compliance with various financial ratios and including a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, and stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notify the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted First Priority Debt” shall mean any secured Indebtedness incurred by the Credit Parties in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Permitted Additional Debt,” (c) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Parent other than Restricted Subsidiaries, that are Guarantors and (d) the holders of such Indebtedness (or their representative) shall be party to the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Credit Parties in the form of one or more series of senior secured notes or loans (including any New Term Loans and/or any New Term Loan Commitments); provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (c) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors and (d) the holders of such Indebtedness (or their representative) shall be party to the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term).

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the Australian, Belgian, Canadian, Dutch, New Zealand, Singapore, UK or U.S. government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any province or territory of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the United Kingdom, or any political subdivision of any such state, province or territory, or any public instrumentality thereof or any political subdivision of any such state, province or territory, or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A or A2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S., Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by such Restricted Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).

“Permitted Junior Priority Debt” shall mean secured Indebtedness incurred by the Credit Parties in the form of one or more series of second lien (or other junior lien) secured notes or debentures or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis (but without regard to the control of remedies) to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Permitted Additional Debt” (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt, notwithstanding any provision to the contrary contained in the definition of “Permitted Additional Debt”), (c) the holders of such Indebtedness (or their representative) shall be party to (i) the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term) and (ii) the Junior Priority Intercreditor Agreement as “Junior Priority Secured Parties” (or functionally equivalent term) and (d) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Parent other than Restricted Subsidiaries that are Guarantors.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Credit Parties in the form of one or more series of second lien (or other junior lien) secured notes or debentures or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis (but without regard to the control of remedies) to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to (i) the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term) and (ii) the Junior Priority Intercreditor Agreement as “Junior Priority Secured Parties” (or functionally equivalent term) and (d) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Parent or any of its Restricted Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens in each case so long as such Liens arise in the Ordinary Course of Business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.09;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business or otherwise constituting Investments permitted by Section 8.05;

(e) ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(f) easements, rights-of-way, servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Parent or its Restricted Subsidiaries, taken as a whole;

(g) any interest or title of a lessee, licensee, lessor or licensor or secured by a lessee’s, licensee’s, lessor’s or licensor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Parent or any of its Restricted Subsidiaries, provided that such Lien secures only the obligations of the Parent or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 8.01;

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Parent or any of its Restricted Subsidiaries; and

(l) Liens created in the Ordinary Course of Business in favor of banks and other financial institutions over credit balances of any bank accounts of the Parent and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the Ordinary Course of Business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Parent or any of its Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Parent or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $25,000,000, the board of directors of the Parent or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Parent or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Supply Chain Financing Program” shall mean the sale, assignment, conveyance, contribution to capital or other transfer on a non-recourse basis (save in respect of customary representations, warranties, covenants and indemnities or in respect of any obligation of a seller of Accounts and related assets in a Permitted Supply Chain Financing Program to repurchase Accounts and related assets arising as a result of a breach of representations, warranties, covenants and indemnities entered into by a Permitted Supply Chain Financing Program Entity, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller), by any Permitted Supply Chain Financing Program Entity of Accounts owing to such Person pursuant to supplier finance programs implemented by the account debtor of such receivables; provided, that (a) to the extent that the Administrative Agent or the Collateral Agent is requested to enter into documentation relating thereto, such documentation is satisfactory to the Administrative Agent for the Collateral Agent, as applicable, in its reasonable discretion and (b) the account debtor is identified in writing by the Parent to the Administrative Agent.

“Permitted Supply Chain Financing Program Entity” shall mean the Parent or any Subsidiary of the Parent (which may be a Credit Party or a non-Credit Party Subsidiary) that the Administrative Agent approves in its reasonable discretion, which enters into one or more Permitted Supply Chain Financing Programs.

“Permitted Unsecured Debt” shall mean unsecured Indebtedness incurred by the Parent or its Subsidiaries in the form of one or more series of senior unsecured loans or notes or Subordinated Indebtedness; provided that such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Credit Parties in the form of one or more series of senior unsecured loans or notes or Subordinated Indebtedness; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA and that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) any Credit Party or any ERISA Affiliate, other than Multiemployer Plans.

“Platform” shall have the meaning provided in Section 7.01.

“Pledge Agreement” shall mean (a) Pledge Agreement, entered into on the Closing Date by the relevant pledgors party thereto and the Collateral Agent for the benefit of the Lenders and the other Secured Parties, substantially in the form of Exhibit H, and (b) any other pledge agreement delivered pursuant to Section 7.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“PPSA Australia” shall mean the Personal Property Security Act 2009 (Cth), (or any successor statute) and the regulations thereunder.

“Preferred Certificate of Designation” shall mean the Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock, as amended or otherwise modified from time to time.

“Preferred Stock” shall mean the 363,000 shares of 6.5% Series A Convertible Perpetual Preferred Stock sold pursuant to that certain Purchase Agreement, dated as of May 19, 2015, between the Parent and Mario Investments LLC, and described in the Preferred Certificate of Designation.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Casualty Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Parent, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Parent in good faith as a result of (a) actions taken or expected to be taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Parent and the Restricted Subsidiaries; provided that, so long as such actions are taken or expected to be taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of a Senior Officer of the Borrower delivered pursuant to Section 7.01(g).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Parent or any division, product line, or facility used for operations of the Parent or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; and (II) in determining Pro Forma Compliance with the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio or any other incurrence test, in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, (x) the incurrence or repayment of any Indebtedness in respect of any revolving credit facility included in the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Basis determination of such ratio or other test is being made, shall be disregarded, (y) the cash proceeds of any Indebtedness shall be excluded from “net” Indebtedness in determining whether such Indebtedness can be incurred and (z) with respect to any delayed draw term commitments, the Borrower may elect to test the relevant incurrence test either at the time such commitments are established (assuming such commitments are fully drawn) or at the time loans incurred under such commitments are incurred.

“Property” shall mean any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).

“Pro Rata Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 4.09), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable facility at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, under the applicable facility at such time.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning provided in Section 7.01.

“QIPO Price” shall mean $21 per share.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by a Foreign Subsidiary pursuant to which such Foreign Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Subsidiary) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto (other than any inventory or equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”).

“Real Estate” shall have the meaning provided in Section 7.01(e).

“Receivables Entity” shall mean any Foreign Subsidiary (or another Person in which such Foreign Subsidiary makes an Investment and to which such Foreign Subsidiary transfers Accounts and Related Assets) formed after the Closing Date, in each such case, which (i) is not a Credit Party, (ii) engages in no activities other than in connection with the financing of Accounts or interests therein and Related Assets and any business or activities incidental or related to such business, (iii) is designated by the board of directors of the Parent as a Receivables Entity, (iv) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by any Credit Party; (B) is recourse to or obligates any Credit Party in any way; or (C) subjects any property or asset of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (v) with which no Credit Party has any material contract, agreement, arrangement or understanding; and (vi) to which neither any Credit Party nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Receivables Entity in connection with any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of Accounts and Related Assets in a Qualified Receivables Transaction to repurchase Accounts and Related Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” shall mean any amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) each Credit Party, (b) the Administrative Agent and (c) each Lender or Eligible Assignee that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto in accordance with Section 2.15.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans made pursuant to Section 2.15.

“Register” shall have the meaning provided in Section 12.07(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean twelve (12) months following the date of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” means, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Repayment Amount” shall mean the Term Loan Repayment Amount or the New Term Loan Repayment Amount with respect to any Series, as applicable.

“Reportable Event” shall mean the occurrence of any event described in Section 4043 of ERISA and the regulations thereunder (other than an event for which the 30-day notice period is waived).

“Repricing Transaction” shall have the meaning set forth in Section 4.01.

“Required Lenders” shall mean, as of any date of determination, Lenders (other than Defaulting Lenders) having outstanding Term Loans representing more than 50% of the outstanding principal amount of the Term Loans at such time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean the Borrower and any other Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow” shall mean a cumulative amount equal to the sum of the products, for each Excess Cash Flow Period since January 1, 2024, of (a) the applicable Retained Percentage for such Excess Cash Flow Period, multiplied by (b) Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the percentage of Excess Cash Flow for such Excess Cash Flow Period provided in clause (x) of Section 4.02(a)(ii) that is required to be used to prepay Loans pursuant to Section 4.02(a)(ii).

“Revolving Credit Agent” shall mean the “Agent,” as defined in the Revolving Loan Credit Agreement.

“Revolving Credit Lenders” shall mean the “Lenders”, as defined in the Revolving Loan Credit Agreement.

“Revolving Loan Credit Agreement” shall mean that certain Fourth Amended and Restated Loan, Security and Guarantee Agreement, dated as of September 3, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof) among Parent, the Borrower, the borrowers and lenders from time to time party thereto and Bank of America, N.A., as agent.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Parent or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 7.01 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 7.01(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 7.01(c).

“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Senior Secured Debt and (ii) Consolidated Junior Secured Debt, in each case, as of the last day of the most recent Test Period for which Section 7.01 Financials have been delivered to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into on the Closing Date by the Parent, the Borrower and the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit I, as the same may be further amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) each Intercreditor Agreement, (d) each Mortgage, (e) the Pledge Agreement, (f) each Copyright Security Agreement, (g) each Patent Security Agreement, (h) each Trademark Security Agreement and (i) each other security agreement or other instrument or document executed and delivered pursuant to Section 7.11, 7.12 or 7.15 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Officer” shall mean the President, the Chief Executive Officer, any Vice President, and any Financial Officer or any other senior officer of a Person designated as such in writing to the Administrative Agent by such Person or designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Series” shall have the meaning as provided in Section 2.14(a).

“Similar Business” shall mean any business, service or other activity engaged in by the Borrower, any Restricted Subsidiaries, or any direct or indirect parent on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to the Parent, that as of the Closing Date, both (a) (i) the sum of the Parent’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Parent’s present assets; (ii) the Parent’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Parent has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under ASC 450-5).

“Specified Representations” shall mean the representations and warranties of the Parent and Borrower set forth in Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.17, 6.18, 6.19, 6.20 and 6.21.

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 7.01 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the Parent and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Parent and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 9.05 would constitute a Specified Subsidiary under clause (a) or (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation pursuant to Section 7.16, New Term Loan Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Standard Receivables Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary of the Parent that are customary in a Qualified Receivables Transaction.

“Subject Acquisition Agreement” shall mean the applicable definitive acquisition agreement in respect of a Permitted Acquisition.

“Subordinated Indebtedness” shall mean Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor that is by its terms subordinated in right of payment to the obligations of the Parent, the Borrower and such Subsidiary Guarantor, as applicable, under this Agreement.

“Subsequent Transaction” shall have the meaning provided in Section 1.06.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Subsidiary Guarantors” shall mean (a) each wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Closing Date and (b) each wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 7.11 or otherwise.

“Successor Credit Party” shall have the meaning provided in Section 8.03(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services use or sales taxes, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(c) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender other than on the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Extension Effective Date” shall have the meaning provided in Section 2.16(b).

“Term Loan Maturity Date” shall mean the date that is seven (7) years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.05(b).

“Term Loans” shall mean the loans made on the Closing Date pursuant to Section 2.01. To the extent any additional New Term Loans are made hereunder, “Term Loans” shall, to the extent appropriate, include such New Term Loans.

“Term Loan Repayment Date” shall have the meaning provided in Section 2.05(b).

“Term SOFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Borrowing” shall mean, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Rate” shall mean, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent then last ended.

“Title Policy” has the meaning provided in Section 7.17(c).

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period for which Section 7.01 Financials have been delivered to (b) Consolidated EBITDA for such Test Period.

“Trademark Security Agreements” shall mean the Trademark Security Agreements entered into by the Borrower and the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, dated the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time by the parties thereo.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with this Agreement and the other Credit Documents, the Transactions and the transactions contemplated hereby and thereby.

“Transactions” shall mean (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Credit Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the grant of Liens by the Borrower on the Collateral pursuant to the Security Documents, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Credit Document to which it is a party, the guaranteeing of the

Obligations and the other obligations under the Guarantee by such Guarantor and such Guarantor’s grant of Liens on the Collateral pursuant to the Security Documents, (c) the repurchase or redemption of the Preferred Stock referred to in Section 5.16, (d) the amendment to the Revolving Loan Credit Agreement referred to in Section 5.17 and (e) the payment of Transaction Expenses.

“Transformative Event” shall mean any merger, acquisition or similar Investment by the Borrower or any Restricted Subsidiary that (a) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such merger, acquisition or similar Investment or (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such merger, acquisition or similar Investment, would not provide Parent, the Borrower and the Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such merger, acquisition or similar Investment, as reasonably determined by the Borrower acting in good faith.

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a Term SOFR Loan.

“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Current Liability” of any Plan shall mean, at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent designated by the Board of Directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary on Schedule 1.01(a) of the Closing Date or pursuant to Section 7.16 subsequent to the Closing Date. The Parent may designate any Subsidiary of the Parent other than the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Subsidiary of Parent (other than any Subsidiary of the Subsidiary to be so designated); provided that each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary.

“U.S. Employee Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party which plan, policy, program, agreement or arrangement is subject to the laws of a U.S. jurisdiction.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 4.04(g)(ii)(B)(3).

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears, in each case as the same may have been amended and in effect from time to time.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

Section 1.03 Accounting Terms; Exchange Rates; Capital Leases.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

For purposes of determining compliance under Sections 8.04, 8.05 (other than with respect to determining the amount of any Indebtedness), Sections 8.06 and 8.09 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 8.01, 8.02 and 8.05, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

Notwithstanding anything to the contrary herein, the classification or accounting hereunder of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, shall not be affected by modifications to accounting standards described in ASC 842 or any related or similar guidance.

Section 1.04 Rounding. Any financial ratios required to be calculated hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.06 Limited Conditionality Acquisitions. Notwithstanding anything to the contrary herein, in connection with any action required to be taken in connection with a Limited Conditionality Acquisition, for purposes of:

(i) calculating the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and other financial calculations (including, but not limited to, for purposes of Section 2.14); or

(ii) testing capacity under covenant baskets set forth in this Agreement (including covenant baskets measured as a percentage of Consolidated Total Assets),

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Conditionality Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date of the Subject Acquisition Agreement (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Conditionality Acquisition and the other transactions required to be entered into in connection therewith (including any incurrence or repayment of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended prior to the LCA Test Date for which Section 7.01 Financials have been delivered, such action would have been permitted on the relevant LCA Test Date in compliance with such ratio, test or basket, then such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Conditionality Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Conditionality Acquisition, then in connection with any other calculation of any ratio, test or basket capacity with respect to transactions subject to Article 10, in each case, not required to be entered into in connection with the applicable Limited Conditionality Acquisition (a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Conditionality Acquisition is consummated or the date that the Subject Acquisition Agreement is terminated or expires without consummation of such Limited Conditionality Acquisition (or the Borrower certifies in writing to the Administrative Agent that it has elected not to pursue such Limited Conditionality Acquisition), for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other transactions required to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds hereof) have been consummated. Notwithstanding the foregoing, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Conditionality Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Conditionality Acquisition until such time as such Limited Conditionality Acquisition is actually consummated.

Section 1.07 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan” or “New Term Loan”) or by Type (e.g., a “Term SOFR Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan” or an “ABR New Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing” or “New Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Term SOFR Term Loan Borrowing” or an “ABR New Term Loan Borrowing”).

Section 1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of “Term Loan Maturity Date” and Section 2.09) or performance shall extend to the immediately succeeding Business Day.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01 Term Loan Borrowing Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a simultaneous loan or loans on the Closing Date to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender and in the aggregate shall not exceed $350,000,000. Such Term Loans (a) shall be made on the Closing Date in accordance with the preceding sentence, (b) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (c) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (d) shall not exceed for any such Lender its Term Loan Commitment and (e) shall not exceed in the aggregate the total of all Term Loan Commitments. On the Term Loan Maturity Date, all then unpaid Term Loans shall be repaid in full.

Section 2.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 and, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than eight (8) Borrowings of Term SOFR Loans under this Agreement.

Section 2.03 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 11:00 a.m. (Central time) (i) at least three U.S. Government Securities Business Days’ prior written notice of the Borrowing of Term Loans if all or any of such Term Loans are to be initially Term SOFR Loans and (ii) prior written notice on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such Notice of Borrowing shall be (I) substantially in the form of Exhibit J hereto and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing and (iii) whether the Term Loans shall consist of ABR Loans and/or Term SOFR Loans and, if the Term Loans are to include Term SOFR Loans, the Interest Period to be initially applicable thereto or (II) such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Senior Officer of the Borrower. Each notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Borrowing by no later than 12:00 p.m. (Central time). The Administrative Agent shall promptly give each Lender written notice of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. If the Borrower fails to specify a whether any Term Loans shall consist of ABR Loans or Term SOFR Loans in a Notice of Borrowing, then the applicable Term Loans shall be made as ABR Loans. If the Borrower requests a Borrowing of Term SOFR Loans in any Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Term Loans.

Section 2.04 Disbursement of Funds.

(a) Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Central time) on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Article 6 and Article 7, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (1) crediting the account of the Borrower on the books of JPMorgan with the amount of such funds or (2) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon (Central time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.04 shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 11.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 11.07.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.05 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans made to the Borrower.

(b) After the Closing Date, the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders, on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2025 (each, a “Term Loan Repayment Date”), an aggregate amount equal to 0.25% of the outstanding principal amount of the Term Loans made on the Closing Date as of such Term Loan Repayment Date (each, a “Term Loan Repayment Amount”).

(c) In the event that any New Term Loans are made after Closing Date, such New Term Loans shall, subject to Section 2.14(c) or Section 2.15, as applicable, be repaid by the Borrower thereof in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Repayment Date”) set forth in the applicable Joinder Agreement.

(d) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, payable to the order of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(e) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.05(d), and by each Lender in its account or accounts pursuant to Section 2.05(d), shall be conclusive evidence, absent manifest error, of the amount of principal and interest due and payable or to become due and payable from the Borrower to, such account or accounts, of such Lender, under this Agreement and the other Credit Documents; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Credit Documents.

Section 2.06 Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans for an additional Interest Period on the last Business Day of the existing Interest Period, provided that (i) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term SOFR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Term SOFR Loans may not be continued as Term SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office written notice (such notice, a “Notice of

Conversion or Continuation”) prior to 11:00 a.m. (Central time) (x) at least three U.S. Government Securities Business Days’ in the case of conversion or continuation into Term SOFR Loans and (y) on the same Business Day in the case of a conversion into ABR Loans, which Notice of Conversion or Continuation shall specify the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as Term SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice of the proposed conversion or continuation affecting any of its Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Conversion or Continuation, and if no timely Notice of Conversion or Continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuance of Term SOFR Loans or conversion to ABR Loans described in Section 2.06(b).

(b) If any Event of Default is in existence at the time of any proposed continuation of any Term SOFR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Term SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Term SOFR Loans as Term SOFR Loans for an additional Interest Period of the same tenor as the Interest Period then expired, effective as of the expiration date of such current Interest Period.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of the Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

Section 2.07 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

Section 2.08 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Term SOFR Rate.

(c) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) While any Event of Default under Section 9.01 exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv) Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) on each Interest Payment Date and (ii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 4.05.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (Central time) on the third U.S. Government Securities Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Term SOFR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three or six month period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loan if such Interest Period would extend beyond the applicable maturity date of such Loan.

Section 2.10 Increased Costs; Capital Adequacy.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense affecting any Term Loan or Credit Document;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, in each case, in accordance with Section 4.05.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments or of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 4.05.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.10(a) or (b) shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 days period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a Term SOFR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn), (b) any prepayment, repayment or conversion of a Term SOFR Loan occurs on a day other than the end of its Interest Period, (c) the Borrower fails to prepay or repay a Term SOFR Loan when required hereunder, or (d) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor at the request of the Borrower pursuant to Section 4.10, then the Borrower shall pay to the Administrative Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin or anticipated profits. All amounts payable by the Borrower under this Section 2.11 shall be due and payable in accordance with Section 4.05.

Section 2.12 Change of Lending Office. If any Lender requests compensation under Section 2.11 or gives a notice under Section 2.11, or if the Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 4.04, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.13 Alternate Rate of Interest.

(a) Subject to clauses (a), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.06 or a new Notice of Borrowing in accordance with the terms of Section 2.03, any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Notice of Borrowing that requests a Term SOFR Borrowing shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a rate applicable to such Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.06 or a new Notice of Borrowing in accordance with the terms of Section 2.03, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Facility Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.14 Incremental Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more New Term Loan Commitments by an aggregate amount following the Closing Date not in excess of the sum of:

(x) such amount so long as, at the time of the incurrence of the Indebtedness thereunder, the First Lien Leverage Ratio shall not exceed 3.75:1.00 (or be less than zero) on a Pro Forma Basis plus

(y) the greater of (i) $225,000,000 and (ii) 100% of Consolidated EBITDA for the most recent Test Period for which Section 7.01 Financials have been delivered plus

(z) the aggregate amount of voluntary prepayments of Term Loans (including purchases of the Term Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Term Loans shall be deemed to be the face amount thereof), in each case, other than from proceeds of the incurrence of long-term Indebtedness.

For the avoidance of doubt,

(A) in the event that the Borrower exercises its right to incur New Term Loan Commitments pursuant to this Section 2.14 on a date on which the First Lien Leverage Ratio is no greater than 3.75:1.00 (and no less than zero) on a Pro Forma Basis, such New Term Loan Commitments shall be allocated solely to clause (x) of the foregoing limitation and shall not reduce the amount provided for in clause (y) of such limitation, and

(B) in the event that the Borrower exercises its right to incur New Term Loan Commitments on the basis of both clauses (x) and (y) of the foregoing limitation, the applicable ratio under clause (x) will not give effect to the incurrence of the portion of the New Term Loan Commitments incurred in reliance on the basis of clause (y).

Each such notice requesting New Term Loan Commitments shall not be less than $10,000,000 individually. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that:

(i) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such New Term Loan Commitments and the Borrowing of New Term Loans thereunder; provided that, in connection with a Borrowing of such New Term Loan Commitments the proceeds of which are used to fund a Limited Conditionality Acquisition, this condition may be limited to the time of signing of the relevant Subject Acquisition Agreement and not be required at the time of Borrowing of New Term Loans under such New Term Loan Commitments;

(ii) both before and after giving effect to the Borrowing of New Term Loans under such New Term Loan Commitments, the condition set forth in Section 5.06(b) shall be satisfied, (it being understood that all references to “the date of such Credit Event” or similar language in such Section 5.06(b) shall be deemed to refer to the Increased Amount Date); provided that, in connection with a Borrowing of such New Term Loan Commitments the proceeds of which are used to fund a Limited Conditionality Acquisition, the only representations and warranties under Section 5.06(b) the making and accuracy of which will be a condition to the Borrowing of New Term Loans under such New Term Loan Commitments will be limited to the Specified Representations and such of the representations and warranties made by seller and target in the relevant Subject Acquisition Agreement with the relevant Credit Party as are material to the interests of the Lenders, but only to the extent that such Credit Party has the right to terminate its obligations (or to refuse to consummate the acquisition) under the relevant acquisition agreement as a result of a breach of such representations in such Subject Acquisition Agreement;

(iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 4.04(g);

(iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable; and

(v) the Borrower shall deliver or cause to be delivered any legal opinions, board resolutions or other documents or certificates reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loan Commitments established and New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans and New Term Loan Commitments for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender with a New Term Loan Commitment of any Series shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement (giving effect to clause (iv) below), identical to the existing Term Loans (including with respect to priority of the Collateral and right of payment); provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans of any other Series outstanding on the Increased Amount Date with respect to such New Term Loans and the mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Term Loans shall be identical, (ii) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Term Loans outstanding on the Increased Amount Date, (iii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that in the event that the All-In Yield applicable to any New Term Loans (limited to New Term Loans that are incurred during the 18-month period following the Closing Date) exceeds the All-In Yield of the Term Loans outstanding as of the Increased Amount Date by more than 50 basis points, then the interest rate margins for such Term Loans outstanding as of the Increased Amount Date shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such New Term Loans minus 50 basis points and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(d) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(e) This Section 2.14 shall supersede any provisions in Section 4.08 or Section 12.01 to the contrary.

Section 2.15 Refinancing Amendments.

(a) The Borrower may, with the consent of the Administrative Agent, obtain, from any Lender or any New Term Loan Lender, Credit Agreement Refinancing Indebtedness, to refinance all or any portion of the Loans and Commitments hereunder (which for this purpose will be deemed to include any then New Term Loans), pursuant to a Refinancing Amendment; provided (i) such Credit Agreement Refinancing Indebtedness will have (subject to other requirements set forth in this Section 2.15 and in the definition of Credit Agreement Refinancing Indebtedness) such pricing, fees (including upfront fees and original interest discount (“OID”)), optional prepayment terms, redemption premiums and subordination terms as may be agreed by the Borrower and the New Term Loan Lenders thereof, (ii) such Credit Agreement Refinancing Indebtedness, will have a maturity date that is not prior to the maturity date of the Class of Term Loans being refinanced, and will have a Weighted Average Life to Maturity that is not shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced, provided that in the case of Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, such Indebtedness will have a maturity date that is not prior to the 91st day after the maturity date of the Class of Term Loans being refinanced at the time of issuance or incurrence of such Credit Agreement Refinancing Indebtedness, (iii) except as otherwise permitted herein, such Credit Agreement Refinancing Indebtedness will have terms and conditions taken as a whole that are no more favorable to the New Term Loan Lenders providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the New Term Loan Lenders thereof and applicable only during periods after the latest maturity date of the Term Loans that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained and (iv) the interest rate margins applicable to such Credit Refinancing Indebtedness shall be agreed between the Borrower and the investors thereunder. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.14(a)(i) and Section 2.14(a)(ii), and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements (it being understood that all references to “the date of such Credit Event” or similar language in such Sections shall be deemed to refer to the effective date of such Refinancing Amendment). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $50,000,000 and an integral multiple of $5,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as New Term Loans and/or New Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(b) This Section 2.15 shall supersede any provisions in Section 4.08 or Section 12.01 to the contrary.

Section 2.16 Extension of Maturity Date.

(a) The Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders), request one or more extensions of the maturity date applicable to the maturity date applicable to the Term Loans or New Term Loans, as applicable, of a given Class (each, an “Existing Term Loan Tranche”) then in effect (such existing maturity date applicable to any Class of Term Loans or New Term Loans being the “Existing Term Loan Maturity Date”) to a date specified in such notice. Within 15 Business Days of delivery of such notice (or such other period as the Borrower and the Administrative Agent shall mutually agree upon), each applicable Lender or New Term Loan Lender as the case may be, shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Lender’s or New Term Loan Lender’s, as applicable, sole and absolute discretion). Any Lender or New Term Loan Lender, as applicable, not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders and/or the New Term Loan Lenders of such Lenders’ or the New Term Loan Lenders’ responses, as applicable.

(b) The maturity date applicable to any Class of Term Loans or New Term Loans, as applicable, shall be extended (such Term Loans so extended, the “Extended Term Loans”) only with respect to such Existing Term Loan Tranche, as applicable, held by such Term Lenders or New Term Loan Lenders, as applicable, that have consented thereto (the Lenders or New Term Loan Lenders providing term loans, as applicable, that so consent being the “Extending Term Lenders” and the Lenders or New Term Loan Lenders providing term loans, as applicable, that declined being the “Non-Extending Term Lenders”) (it being understood and agreed that, except for the consents of Extending Term Lenders, as applicable, no other consents shall be required hereunder for such extensions). If so extended, the scheduled maturity date with respect to the Term Loans or New Term Loans of the relevant Class held by the Extending Term Lenders shall be extended to the date specified in the notice referred to in Section 2.16(a) above, which shall become the new maturity date of the applicable Class of Term Loans or New Term Loans (such maturity date for the Term Loans or New Term Loans, as applicable, so affected, the “Extended Term Loan Maturity Date”). The Administrative Agent shall promptly confirm to the applicable Extending Term Lenders and Non-Extending Term Lenders such extension, specifying the effective date of such extension (the “Term Loan Extension Effective Date”), the Existing Term Loan Maturity Date applicable to the Non-Extending Term Lenders, and the Extended Term Loan Maturity Date (after giving effect to such extension) applicable to the Extending Term Lenders. The proposed terms of the Extended Term Loans to be established shall (x) be identical as offered to each Lender under the applicable tranche of Term Loan and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five (5) different maturity dates; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the final maturity date of the Term Loans held by the Non-Extending Term Lenders that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (v) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect). As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Term Loan Extension Effective Date, signed by a Senior Officer of the Borrower certifying that, before and after giving effect to such extension, the representations and warranties contained in Article 6 made by it that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Term Loan Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and no Default or Event of Default exists or will exist as of the Term Loan Extension Effective Date.

(c) Notwithstanding anything to the contrary herein, (i) the Borrower and/or the Extending Term Lenders shall have the right to appoint successor syndication agents or co-documentation agents, in each case, to replace any such person that does not consent to continue its respective obligations and duties under the Credit Documents in connection with an extension under this Section 2.16 and (ii) the Borrower shall have the right, at any time prior to the Existing Term Loan Maturity Date, at the Borrower’s sole expense and effort, upon notice to such Non-Extending Term Lender, and the Administrative Agent, to require each such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent, which consent(s) shall not unreasonably be withheld or delayed, (x) each Non-Extending Term Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 12.07(b), and (z) in no event shall the Borrower be entitled to exercise its replacement right under this subclause (c) with respect to a Non-Extending Term Lender that is also acting as the Administrative Agent. Any such replacement Lender shall for all purposes constitute an Extending Term Lender.

(d) Notwithstanding the terms of Section 12.01, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (c) above) to enter into any amendments (an “Extension Amendment”) to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of the maturity date and other amendments applicable to any Class of Term Loans or New Term Loans pursuant to this Section 2.16.

ARTICLE 3

COMMITMENTS

Section 3.01 Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, each for its own account, fees in the amounts and at the times set forth in the Fee Letter.

Section 3.02 Mandatory Termination of Commitments.

(a) The Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term Loans under Section 2.01.

(b) The New Term Loan Commitments for any Series shall terminate at 5:00 p.m. (Central time) on the Increased Amount Date for such Series.

ARTICLE 4

PAYMENTS

Section 4.01 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Term Loans, in each case, without premium or penalty (subject to Section 4.01(b)), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of a Term SOFR Loans, 11:00 a.m. (Central time) three Business Days prior to, or (ii) in the case of ABR Loans, 11:00 a.m. (Central time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Term SOFR Loans and (c) any prepayment of Term SOFR Loans pursuant to this Section 4.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 4.01 shall be (a) applied to Term Loans in such manner as the Borrower may determine and (b) applied to reduce Term Loan Repayment Amounts, and/or any New Term Loan Repayment Amounts, as the case may be, in such order as the Borrower may determine.

(b) Notwithstanding the foregoing, in the event that, from or in anticipation of the receipt of proceeds of any Indebtedness, all or any portion of the Term Loans are (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Loans or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the six-month anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 4.10, a “yank-a-bank” or similar provision in the Credit Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced is replaced or repriced. Notwithstanding the foregoing, the provisions of this clause (b) shall not apply to any repayment, prepayment, refinancing or replacement of the Term Loans which occurs in connection with a Change of Control transaction or any Transformative Event.

Section 4.02 Mandatory Prepayments.

(a) Term Loan and First Priority Debt Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the last day of the Reinvestment Period relating to such Prepayment Event or 180 days thereafter, as applicable), prepay, in accordance with paragraph (c) below, a principal amount of (x) Term Loans and (y) in the case of an Asset Sale Prepayment Event, at the Borrower’s option, Permitted First Priority Debt and Permitted First Priority Refinancing Debt, in an aggregate amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii) Not later than the date that is 120 days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2025) (each such period, an “Excess Cash Flow Period”), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to:

(x) 50% of Excess Cash Flow for such fiscal year, which shall be reduced to 25% of Excess Cash Flow for such fiscal year if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date for which Section 7.01 Financials have been delivered is no greater than 3.25:1.00 but greater than 3.00:1.00 (and not less than zero), provided that no payment of any Term Loans shall be required under this Section 4.02(a)(ii) if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date for which Section 7.01 Financials have been delivered is no greater than 3.00:1.00 (and not less than zero), minus

(y) the sum of:

(1) the principal amount of Term Loans voluntarily prepaid pursuant to Section 4.01 during such fiscal year,

(2) without duplication of amounts deducted pursuant to clause (6) below in prior fiscal years, the amount of capital expenditures and acquisitions of Intellectual Property (to the extent not expensed) made or accrued in cash during such fiscal year, to the extent that such capital expenditures or acquisitions were financed with internally generated cash flow of the Parent and its Restricted Subsidiaries,

(3) without duplication of amounts deducted pursuant to clause (6) below in prior fiscal years, the aggregate amount of cash consideration paid by the Parent and the Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 8.05 to the extent that such Investments were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(4) the amount of Dividends paid during such fiscal year (other than Dividends paid pursuant to Section 8.06(c)) to the extent such Dividends were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(5) the aggregate amount of expenditures actually made by the Parent and the Restricted Subsidiaries in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such expenditures (A) are not expensed during such period and (B) were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(6) without duplication of amounts deducted pursuant to this clause (ii) in prior fiscal years, the aggregate consideration required to be paid in cash by the Parent or any of the Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period (collectively, “Contract Consideration”), in each case, relating to Permitted

Acquisitions, Investments, capital expenditures or acquisitions of Intellectual Property to be consummated or made during the fiscal year of the Parent following the end of such fiscal year in which the binding contract was entered into, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investment, capital expenditures or acquisitions of Intellectual Property during such subsequent fiscal year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of the amount in clause (x) above at the end of such subsequent fiscal year;

provided further that, no prepayment with respect to any fiscal year pursuant to this Section 4.02(a)(ii) shall be required unless the amount thereof exceeds the greater of $50,000,000 and 2.75% of Consolidated Total Assets as of the end of such fiscal year (such greater amount the “ECF Threshold”) (it being understood that (x) only the amount in excess of the ECF Threshold shall be required to be applied to make a prepayment pursuant to this Section 4.02(a)(ii) and (y) if the amount of a required prepayment pursuant to this Section 4.02(a)(ii) (without giving effect to the ECF Threshold) for any fiscal year is less than the ECF Threshold, an amount equal to (A) the ECF Threshold for such fiscal year, minus (B) the amount of the required prepayment pursuant to this Section 4.02(a)(ii) (without giving effect to the ECF Threshold) for such fiscal year shall be applied to increase the ECF Threshold in succeeding fiscal years).

(b) Application to Repayment Amounts. Any prepayment of Permitted First Priority Debt or Permitted First Priority Refinancing Debt made pursuant to Section 4.02(a)(i) shall be applied to the Term Loans and such Permitted First Priority Debt and Permitted First Priority Refinancing Debt on a pro rata basis in respect of the aggregate outstanding principal amount of such Term Loans, Permitted First Priority Debt and Permitted First Priority Refinancing Debt, as applicable. Each prepayment of Term Loans pursuant to Section 4.02 shall be applied to the next four Repayment Amounts in chronological order and further applied on a pro rata basis to the remaining Repayment Amounts. With respect to each such prepayment, the Borrower will, on each occasion that a Prepayment Event occurs, give the Administrative Agent written notice requesting that the Administrative Agent provide notice of such prepayment to the relevant Lenders.

(c) Application to Term Loans. With respect to prepayment of Term Loans required by Section 4.02(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) Minimum Amount. No prepayment shall be required pursuant to Section 4.02(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans, Permitted First Priority Debt or Permitted First Priority Refinancing Debt pursuant to such Section 4.02(a)(i) exceeds (i) $25,000,000 for a single Prepayment Event or (ii) $50,000,000 in the aggregate for all such Prepayment Events.

(e) Foreign Asset Sales. Notwithstanding any other provisions of this Section 4.02, (i) to the extent that any of or all the Net Cash Proceeds of a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans, Permitted First Priority Debt or Permitted First Priority Refinancing Debt at the times provided in this Section 4.02 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Parent hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (or, if applicable, Permitted First Priority Debt or Permitted First Priority Refinancing Debt) pursuant to this Section 4.02 and (ii) to the extent that the Parent has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to 5.02(a), (x) the Parent applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary only if the proceeds applied to such prepayment arise from the disposition of assets not constituting Collateral.

(f) Opt-Out. With respect to any prepayment of Term Loans pursuant to Section 5.02 (other than a prepayment arising out of a Debt Incurrence Prepayment Event), any Lender, at its option, may irrevocably elect not to accept all (but not less than all) of its share of such prepayment. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent as promptly as practicable following receipt of notice of such prepayment pursuant to Section 5.02(c) (and in any event no later than three (3) Business Days following receipt of notice of such prepayment). Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower (such amounts, “Declined Amounts”). If any Declining Lender does not give notice to the Administrative Agent on or prior to the third Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment.

Section 4.03 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 noon (Central time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Central time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (Central time) shall be deemed to have been made on the next succeeding Business Day.

Section 4.04 Taxes.

(a) Defined Terms. For purposes of this Section 4.04, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding based on, among other things, information provided pursuant to this Section 4.04 and shall timely pay the full amount deducted or withheld to the Relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the Relevant Governmental Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the Relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Borrower or Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(l) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 4.04, the applicable Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN (or W-8BEN-E) as applicable (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN (or W-8BEN-E) as applicable (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor forms);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or W-8BEN-E) as applicable (or any successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the Relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the Relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent the payment of such amount would place the indemnified party in an economically less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 4.05 Computations of Interest and Fees. All interest on ABR Loans (except when based on the Prime Rate) and Term SOFR Loans shall be computed for the actual days elapsed, based on a year of 360 days. Interest on ABR Loans based on the Prime Rate, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 days (or 366, as the case may be). Each determination by the Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. A certificate setting forth in reasonable detail amounts payable by the Borrower under Section 2.10(b), Section 2.11 and Section 4.04(b) and the basis therefor, submitted to the Borrower by the Administrative Agent shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrower shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

Section 4.06 Limit on Rate of Interest.

(a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 4.06(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.08.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 4.07 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (Central time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share in respect of the Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (Central time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately preceding Business Day.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.07(b) shall be conclusive, absent manifest error.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Credit Parties under or in respect of the Credit Documents under circumstances for which the Credit Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the outstanding amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 4.08 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 4.08 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 4.08 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to assignments and participations (including by means of a Dutch Auction) described in Section 12.07.

Section 4.09 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.09), shall be applied at such time or times as may be determined by the Administrative

Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article 5 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender shall not be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 4.09 (a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 4.10 Replacement of Lenders.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 4.04 or 2.10 as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 4.10), then the Borrower may, at its sole expense and effort, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, without recourse, pursuant to Section 12.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (x) the Borrower shall have received the prior written consent of the Administrative Agent whose consent shall not be unreasonably withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (z) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment if, prior thereto, as a result of waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

(b) Any Lender being replaced pursuant to Section 4.10(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement on the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Credit Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

ARTICLE 5

CONDITIONS PRECEDENT TO THE INITIAL BORROWING

The initial Borrowing on the Closing Date shall be subject to the satisfaction (or waiver) of the following conditions precedent.

Section 5.01 Credit Documents. The Administrative Agent or the Collateral Agent, as applicable, shall have received the following, each of which shall be delivered by electronic transmission, including as “pdf” files transmitted by electronic mail, unless otherwise specified:

(a) this Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each Lender;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e) (i) the Copyright Security Agreements, (ii) the Patent Security Agreements and (iii) Trademark Security Agreements, in each case, executed and delivered by a duly authorized officer of each grantor party thereto;

(f) the ABL Intercreditor Agreement, executed and delivery by a duly authorized officer of the Revolving Loan Credit Agreement and each Credit Party;

(g) a Note executed by the Borrower in favor of each Lender that requests a Note at least two Business Days prior to the Closing Date.

Section 5.02 Collateral.

(a) All outstanding equity interests in whatever form of the Borrower and each wholly owned Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to this Agreement and the Pledge Agreement shall have been pledged pursuant thereto (except that the Parent and its Restricted Subsidiaries shall not be required to pledge any Equity Interests of any Excluded Pledge Subsidiaries other than 65% of the outstanding voting Equity Interests of any Excluded Pledge Subsidiary described in clause (b)(i) or (c) of the definition thereof held directly by the Parent, the Borrower or any Subsidiary Guarantor) and the Collateral Agent shall have received all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) (i) All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Collateral Agent, as applicable, to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording and (ii) the Collateral Agent shall have received title, Lien and judgment searches and other evidence reasonably satisfactory to the Administrative Agent that its Liens (for the benefit the Secured Parties) are the only Liens upon the Collateral, except Liens permitted under Section 8.02.

(c) The Administrative Agent and the Collateral Agent shall have received a completed Perfection Certificate, executed and delivered by a Senior Officer of the Credit Parties, together with all attachments contemplated thereby.

Section 5.03 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Norton Rose Fulbright LLP, special New York counsel to the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent. The Parent, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

Section 5.04 Officer’s Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 5.05.

Section 5.05 Organizational Documents; Incumbency. The Administrative Agent shall have received a copy of (a) each Organizational Document of each Credit Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (b) signature and incumbency certificates of the Senior Officers of each Credit Party executing the Credit Documents to which it is a party; (c) resolutions of the Board of Directors or similar governing body of each Credit Party (i) approving and authorizing the execution, delivery and performance of Credit Documents to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (d) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.

Section 5.06 No Default, Representations and Warranties. (a) no Default or Event of Default shall have occurred and be continuing or would result from the initial borrowing of Term Loans on the Closing Date, and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

Section 5.07 Insurance. The Administrative Agent shall have received certificates of insurance evidencing the existence of insurance to be maintained by the Parent and its Subsidiaries pursuant to Section 7.03 and, if applicable, the designation of the Collateral Agent as an additional insured and lender loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

Section 5.08 Indebtedness. The Administrative Agent shall have received satisfactory evidence that the Parent and its Subsidiaries have no outstanding Indebtedness other than Indebtedness permitted by Section 8.01.

Section 5.09 Fees. The Lenders, the Joint Lead Arrangers and each Agent shall have received the fees in the amounts previously agreed in writing by such Lenders, Joint Lead Arrangers or Agents, including in any Fee Letter, to be received on the Closing Date, and all reasonable expenses of the Lenders, Joint Lead Arrangers and each Agent (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (which shall be limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and Collateral Agent and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel)) for which invoices have been presented at least 1 Business Day prior to the Closing Date shall have been paid

Section 5.10 No Material Adverse Effect. There shall not have occurred since December 31, 2023 any Material Adverse Effect or any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 No Litigation. There shall be no action, suit, investigation litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect this Agreement (or the Transactions and other transactions contemplated hereby).

Section 5.12 Closing Certificate; Third Party Consents. The Administrative Agent shall have received a certificate of a Senior Officer of the Borrower (a) certifying that each of the conditions precedent listed Section 5.06, Section 5.10, Section 5.11, Section 5.16 and Section 5.17 have been satisfied and (b) either (i) attaching copies of all consents, licenses and approvals required or appropriate to be obtained from any Governmental Authority or other third-party in connection with the execution, delivery and performance by and the validity against each Credit Party of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

Section 5.13 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that after giving effect to the consummation of the Transactions, the Parent and the Borrower on a consolidated basis with its Subsidiaries is Solvent.

Section 5.14 Know Your Customer. (a) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (b) shall be deemed to be satisfied).

Section 5.15 Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower, together with such funding indemnity (if the proposed Borrowing is with respect to a Term SOFR Loan) within such time periods as prescribed by Section 2.03.

Section 5.16 Repurchase or Redemption of Preferred Stock. The Administrative Agent shall have received reasonably satisfactory evidence that Parent has reached a binding agreement with the holders of the Preferred Stock for the repurchase or redemption in full thereof to be consummated substantially concurrently with the Closing Date and which repurchase shall use the proceeds of the Term Loans, borrowings under the Revolving Loan Credit Agreement, cash on hand or any combination thereof, and the Administrative Agent shall have received reasonably satisfactory evidence that the Preferred Stock shall have been assigned to the Parent.

Section 5.17 Revolving Loan Credit Agreement Amendment. The Administrative Agent shall have received reasonably satisfactory evidence that the Revolving Loan Credit Agreement shall have been amended to permit the incurrence of the Loans, the entry into of this Agreement and the other Credit Documents (including the ABL Intercreditor Agreement), and that the Revolving Credit Lenders approve of, and authorize the Revolving Credit Agent to enter into, the ABL Intercreditor Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Parent (with respect to itself and its Restricted Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

Section 6.01 Corporate Status. The Parent and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization (to the extent such jurisdiction provides for the designation of entities organized and incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 6.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each Credit Party is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any material provision of any Applicable Law applicable to such Credit Party or any Restricted Subsidiary, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of such Credit Party or any of the Restricted Subsidiaries.

Section 6.04 Litigation. There are no actions, suits, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of the Parent or the Borrower, threatened with respect to the Parent, the Borrower or any of their Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Margin Regulations. Neither the Parent nor any of its Restricted Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 6.06 Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Investment Company Act. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.08 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Parent, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Lender Presentation and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 6.08(a), such factual information and data shall not include general economic or industry information or projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 6.09 Financial Condition; Financial Statements; No Material Adverse Effect. The (a) unaudited historical consolidated financial information of the Parent as set forth in the Lender Presentation and (b) the Section 7.01 Financials, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries at the respective dates of said information and statements and the consolidated results of operations for the respective periods covered thereby. The financial statements referred to in clauses (a) and (b) of this Section 6.09 have been prepared in accordance with GAAP, consistently applied (except to the extent provided in the notes to said financial statements) and, in the case of the financial statements in clause (b), meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1, and the audit reports accompanying the Section 7.01 Financials are not subject to any qualification as to the scope of the audit or the status of the Parent as a going concern (except as permitted under Section 7.01(a)). There has been no Material Adverse Effect since December 31, 2023.

Section 6.10 Tax Returns and Payments. The Parent and each of its Restricted Subsidiaries has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by them it and has paid all income and other material Taxes payable by it that have become due, other than those (a) contested in good faith by appropriate proceedings diligently conducted for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.11 Compliance with ERISA. Except as would not reasonably be expected to result, either individually or when taken together with any other liabilities referenced in this Section 6.11, in a Material Adverse Effect, (a) each U.S. Employee Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable law; (b) each U.S. Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such U.S. Employee Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and, to the knowledge of each Credit Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status; (c) no ERISA Event has occurred or is reasonably expected to occur; (d) no Plan or, to the knowledge of the Parent or the Borrower, Multiemployer Plan, has an Unfunded Current Liability; and (e) all Foreign Plans are in compliance with, and have been established, administered and operated in accordance in with the terms of such Foreign Plans and applicable law.

Section 6.12 Labor Matters. Except as would not reasonably be expected to result, either individually or when taken together with any other liabilities referenced in this Section 6.12, in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Parent, the Borrower or any Subsidiary pending or, to the knowledge of Parent or the Borrower, threatened; (b) the hours worked by and payments made to employees of Parent and its Restricted Subsidiaries have not been in violation of the U.S. Fair Labor Standards Act of 1934, as amended, or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from Parent or any of its Restricted Subsidiaries, or for which any claim may be made against Parent or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or any of its Restricted Subsidiaries.

Section 6.13 Subsidiaries. Schedule 6.13 lists each Subsidiary of the Parent (and the direct and indirect ownership interest of the Parent therein), in each case existing on the Closing Date. Each Material Subsidiary as of the Closing Date has been so designated on Schedule 6.13.

Section 6.14 Intellectual Property. The Parent and each of its Restricted Subsidiaries own or are licensed to use all Intellectual Property, free from burdensome restrictions, that are used in or necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or have a license to use any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.

Section 6.15 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Parent and each of its Subsidiaries and all current Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither the Parent, nor any of its Subsidiaries is subject to any pending or, to the knowledge of Parent or the Borrower, threatened, Environmental Claim or any other liability under any Environmental Law; (iii) there is no pending investigation, removal, remedial or other action required pursuant to any Environmental Law at any location, including any current or former Real Estate, and any real property to which the Parent or any of its Subsidiaries may have sent Hazardous Materials, in each case which could give rise to liability to the Parent or any of its Subsidiaries; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any current Real Estate.

(b) Neither the Parent, nor any of its Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 6.16 Properties. As of the Closing Date, Schedule 6.16 contains a true, accurate and complete list of (a) all Real Estate and (b) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the Real Estate of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (b) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes a legally valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and (ii) where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. The Parent and each of its Restricted Subsidiaries has good and marketable title to or valid leasehold interest in all of the material Real Estate and all personal property material to the conduct of its business, and the Real Estate and such personal property constitutes all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement or the Revolving Loan Credit Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Solvency. On the Closing Date (both before and after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Parent and its Subsidiaries, taken as a whole, will be Solvent.

Section 6.18 OFAC. None of the Parent, the Borrower or their Subsidiaries is, or is owned or controlled by Persons that are, the subject of any sanctions administered or enforced by the United States, including the U.S. Department of Treasury’s Office of Foreign Assets Control and U.S. Department of Commerce, the United Kingdom, the European Union, any EU member state, the United Nations, or any other applicable sanctions authority (“Sanctions”), or, to the extent prohibited by Sanctions, located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea, Sudan and Syria). To the knowledge of the Parent, none of the Parent, the Borrower or their Subsidiaries engages in any unauthorized dealings or transactions with any Person that is the subject of Sanctions, or, to the extent prohibited by Sanctions, with any Person located, organized or resident in a country or territory that is the subject of Sanctions. The Parent, the Borrower and their Subsidiaries are in compliance, in all material respects, with Sanctions. The Credit Parties will not, directly or, to their knowledge, indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the subject of Sanctions, if such activities or business would be prohibited for a U.S. Person pursuant to Sanctions.

Section 6.19 PATRIOT Act. To the knowledge of the Parent, each Credit Party is in compliance, in all material respects, with the requirements of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

Section 6.20 Foreign Corrupt Practices Act. The Parent, the Borrower and their subsidiaries, and their respective directors, officers, and, to the knowledge of the Parent, any agents, employees and persons acting on behalf of the Parent, the Borrower or any of their subsidiaries have, within five years prior to the date of this Agreement, complied with, are now in compliance with, and will comply with, in all material respects, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other Applicable Laws relating to anti-corruption (collectively, the “Anti-Corruption Laws”). The Borrower has implemented and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

Section 6.21 Security Documents.

(a) Each of the Pledge Agreement and the Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement and the Pledge Agreement) and the proceeds thereof and (i) when the Pledged Shares (as defined in the Pledge Agreement) are delivered to the Collateral Agent together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of the pledgor thereof, the Lien created under the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Shares to the extent that a security interest in such Pledged Shares may be perfected by the delivery of such Pledged Shares to the Collateral Agent together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of the pledgor thereof, in each case prior and superior in right to any other Person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 6.21, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral in which a security interest may be perfected by the filing of financing statements under the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 8.02 and subject to the terms of the Intercreditor Agreements.

(b) Upon the recordation of each of the Copyright Security Agreements, Patent Security Agreements and the Trademark Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 6.21, (i) the Lien created under the Security Agreement in the Copyrights (as defined in the Security Agreement) and exclusive licenses to registered Copyrights under which any Grantor is the licensee shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Copyrights and exclusive Copyright licenses, (ii) the Lien created under the Security Agreement in the Patents (as defined in the Security Agreement) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Patents, and (iii) the Lien created under the Security Agreement in the Trademarks (as defined in the Security Agreement) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Trademarks, in each case, in which a security interest may be perfected by filing or recording in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the Closing Date and on exclusive licenses to registered copyrights under which a Credit Party is the licensee that are entered into by a Credit Party after the Closing Date).

ARTICLE 7

AFFIRMATIVE COVENANTS

The Parent and the Borrower, as applicable, hereby covenants and agrees that on the Closing Date and thereafter, until Full Payment:

Section 7.01 Information Covenants. The Parent will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), the consolidated balance sheet of the Parent and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Parent or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (provided that the audit opinion delivered in the fiscal year ending immediately prior to the Term Loan Maturity Date may contain a qualification only as a result of the upcoming maturity of the Term Loans), together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Parent and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, certified by a Financial Officer of the Parent, as applicable.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of the Parent and the Restricted Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Parent, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificates. At the time of the delivery of the Section 7.01 Financials, a Compliance Certificate of a Senior Officer of the Parent to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) reasonably detailed calculations of the Total Leverage Ratio and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the Section 7.01 Financials, (x) a certificate of a Senior Officer of the Parent setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (y) a certificate of a Senior Officer of each Credit Party setting forth certain information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 7.01(c), as the case may be;

(d) Notice of Default or Litigation. Promptly after a Senior Officer of the Parent or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any investigation or other inquiry by the SEC or a comparable agency in any applicable non-U.S. jurisdiction regarding financial or other operational results of any Credit Party or any of its Subsidiaries and (iii) any litigation or governmental proceeding pending against the Parent or any of its Subsidiaries that, in the case of subclauses (ii) or (iii), could reasonably be expected to result in a Material Adverse Effect.

(e) Environmental Matters. The Parent will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against any Credit Party or with respect to any Real Estate;

(ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct or need to conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to any Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned, operated or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(f) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Parent or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Parent or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Parent and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Parent, the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a Pro Forma Adjustment Certificate.

(h) Information Regarding Collateral. Reasonably promptly but not later than sixty (60) days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization or location of any Credit Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Credit Party. The Borrower shall promptly provide the Collateral Agent with a copy of the written notice provided to the Administrative Agent under the first sentence of this clause (h). The Borrower shall also promptly provide the Administrative Agent and Collateral Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this clause (h).

(i) Pension Plans. Promptly upon the request of the Administrative Agent, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each U.S. Employee Plan, any Foreign Plan; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any U.S. Employee Plan or Foreign Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter or equivalent foreign application); and at the Administrative Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other U.S. Employee Plan or Foreign Plan.

(j) Ratings Changes. Promptly after S&P or Moody’s shall have announced a change in the Corporate Ratings established or deemed to have been established, written notice of such rating change.

Notwithstanding the foregoing, the obligations in this Section 7.01 may be satisfied with respect to financial or other information of the Parent and the Restricted Subsidiaries by furnishing (A) the applicable financial statements or other information of the Parent or (B) the Parent’s Form 10-K, 10-Q, 8-K, proxy statements or any other filings, as applicable, filed with the SEC; provided that, any documentation required to be delivered pursuant to this Section 7.01 may be delivered electronically and if so delivered, shall be deemed to be delivered on the date on which such documents are posted by the relevant Credit Party or on behalf of such Credit Party on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (including www.sec.gov (or other website of the SEC), a commercial third-party website or a website sponsored by Administrative Agent); provided that, in any case, the Borrower shall provide written notice to the Administrative Agent of any documents being delivered in accordance with this proviso on the date such documents are posted (which notice the Administrative Agent expressly agrees may be provided by way of automated e-mail push notifications addressed to the e-mail address of the Administrative Agent set forth on Schedule 12.02 or such other email address as the Administrative Agent may indicate in writing to the Parent from time to time), and paper copies of such documents shall be delivered to the Administrative Agent upon its reasonable written request. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by the applicable Credit Party with any such request for delivery, and each lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (A) authorizes the Administrative Agent to make the financial statements to be provided under Section 7.01(a), along with the Credit Documents, available to Public Lenders and (B) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities.

Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 7.02 Books, Records and Inspections. The Parent will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or in the case of a Foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such Foreign Subsidiary) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent, the Borrower and such Restricted Subsidiaries. The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Parent and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Parent and any such Subsidiary and discuss the affairs, finances and accounts of the Parent and of any such Subsidiary with, and be advised as to the same by, its and the officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (upon reasonable advance notice to the Parent and/or its relevant Subsidiary, as applicable); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or any of its representatives or independent contractors) on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 7.02 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Parent and/or the Borrower the opportunity to participate in any discussions with the Parent and/or the Borrower’s independent public accountants.

Section 7.03 Maintenance of Insurance. The Parent will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Parent, believes (in the good faith judgment of the management of the Parent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent believes (in the good faith judgment of management of the Parent) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Parent believes (in the good faith judgment of management of the Parent) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent (for delivery to the Lenders), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained: flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the NFIP, in each case in compliance with the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for each Mortgaged Property, a Flood Determination Form, the Borrower Notice and Evidence of Flood Insurance, as applicable. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties as the lender loss payee thereunder and provides for at least thirty days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

Section 7.04 Payment of Taxes. Each Credit Party will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien (other than a Permitted Lien) upon any properties of such Credit Party or any of the Restricted Subsidiaries, provided that no Credit Party, and none of such Credit Party’s Restricted Subsidiaries, shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Credit Party) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

Section 7.05 Consolidated Corporate Franchises. The Parent will do, and will cause each Credit Party and each other Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so (other than with respect to the Borrower) could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower or the Parent, as applicable, and its Subsidiaries may consummate any transaction permitted under Section 8.03, Section 8.04 or Section 8.05.

Section 7.06 Compliance with Statutes, Regulations, etc. The Parent will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.07 ERISA. Promptly after any Credit Party knows or has reason to know that an ERISA Event has occurred or is reasonably likely to occur that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), could be reasonably be expected to result in a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of a Senior Officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Parent and/or any of its Subsidiaries or ERISA Affiliates is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Parent and/or any of its Subsidiaries or ERISA Affiliates, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto.

Section 7.08 Maintenance of Properties. The Parent will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 7.09 Transactions with Affiliates. The Parent will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Parent, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) transactions permitted by Section 8.06, (b) Transaction Expenses, (c) the issuance of Equity Interests of the Parent to the management of the Parent or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 7.09, (d) loans and other transactions by the Parent and its Restricted Subsidiaries to the extent permitted under Article 8, (e) employment and severance arrangements between the Parent and its Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business, (f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent and its Restricted Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Parent and its Restricted Subsidiaries, and (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.09 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect.

Section 7.10 End of Fiscal Years; Fiscal Quarters. The Parent will, for financial reporting purposes, cause (a) each of its, and each of its Restricted Subsidiaries’, fiscal years to end on December 31 of each year (or with respect to Restricted Foreign Subsidiaries, October 31 or December 31 of each year, as applicable) and (b) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Parent’s past practice; provided, however, that the Parent may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 7.11 Additional Guarantors and Grantors. Except as set forth in Section 8.01(i) or Section 8.01(j) and subject to any applicable limitations set forth in the Intercreditor Agreements, the Parent will cause each of its direct or indirect Domestic Subsidiaries (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) or that ceased to be an Excluded Subsidiary, in each case within thirty (30) days of such date, to execute a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, substantially in the form of Annex A or Annex B, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement and, to the extent reasonably requested by the Administrative Agent, execute and deliver to the Administrative Agent joinders to this Agreement as Guarantors, Intellectual Property Security Agreements and any other Security Document as reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and the other Security Documents in effect from time to time on and after the Closing Date).

Section 7.12 Pledges of Additional Equity Interests and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Intercreditor Agreements, the Parent and the Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor to pledge, to the Collateral Agent for the benefit of the Secured Parties, (a) all the Equity Interests of each wholly owned Domestic Subsidiary held directly by the Parent, the Borrower or any Subsidiary Guarantor and the Equity Interests of any Foreign Subsidiary held directly by the Parent, the Borrower or any Subsidiary Guarantor (provided that, in each case, no pledge shall be required of any Equity Interests of any Excluded Pledge Subsidiaries, other than a pledge of 65% of the outstanding voting Equity Interests of any Excluded Pledge Subsidiary described in clause (b)(i) or (c) of the definition thereof held directly by the Parent, the Borrower or any Subsidiary Guarantor), in each case formed or otherwise purchased or acquired after the Closing Date (within 30 days of the date of such formation, purchase or acquisition), in each case pursuant to the applicable Security Document (or a supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent and (b) all evidences of Indebtedness (including evidences of Indebtedness relating to Indebtedness of the Parent, the Borrower or each Subsidiary that is owing to the Parent, the Borrower or any Subsidiary Guarantor) in excess of $5,000,000 received by the Parent, the Borrower or any of the Subsidiary Guarantors (within 30 days of such receipt), in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to the Collateral Agent. For the avoidance of doubt, the Parent and its Subsidiaries shall not be required by the terms hereof to cause any Indebtedness owing to or by any of them to be documented in the form of a promissory note or any other evidence of Indebtedness.

Section 7.13 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date will be used, together with borrowings under the Revolving Loan Credit Agreement, cash on hand or any combination thereof, to (a) finance the Transactions (including Transaction Expenses), and (b) provide working capital for general corporate purposes. The proceeds of any New Term Loans will be used to (x) finance Permitted Acquisitions, and (y) provide working capital for general corporate purposes. The Borrower will not directly or indirectly use proceeds of the Loans or otherwise make available such proceeds to any Person in violation of Anti-Corruption Laws or Sanctions.

Section 7.14 Maintenance of Ratings. The Borrower shall at all times use commercially reasonable efforts to maintain (a) the Corporate Ratings and (b) public ratings issued by Moody’s and S&P with respect to the Term Loans.

Section 7.15 Further Assurances.

(a) The Parent will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Parent and the Restricted Subsidiaries.

(b) If any assets having a book value or fair market value in excess of $1,000,000 are acquired by the Parent or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof and other than Excluded Assets) that are of the nature secured by the Security Agreement, the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, the Parent will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 7.15, all at the expense of the Borrower.

Section 7.16 Designation of Subsidiaries. The Board of Directors of the Parent may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Revolving Loan Credit Agreement or any Subordinated Indebtedness, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) the Borrower shall deliver to the Administrative Agent at least five Business Days prior to such designation a certificate of a Senior Officer of the Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 7.16 and, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (v) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering requirements, including the PATRIOT Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent and its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of the Parent’s Investment therein; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of the Parent and its Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Parent and its Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Parent’s and its Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 7.17 Mortgaged Properties. In order to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in any Mortgaged Property, the Borrower and/or each applicable Guarantor shall deliver to the Collateral Agent (i) in the case of the Mortgaged Properties identified on Schedule 1.01(b), on or prior to the date that is ninety (90) days after the Closing Date and (ii) in the case of any other Mortgaged Properties acquired by the Borrower or any Guarantor after the Closing Date, within ninety (90) days following the acquisition thereof:

(a) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Mortgaged Property;

(b) opinions of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which such Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(c) (i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to each such Mortgaged Property insuring the Mortgages as valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all Liens except Permitted Liens (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property and with such endorsements as the Administrative Agent may request, naming the Collateral Agent and its respective successors and assigns as the insured, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the date on which a Mortgage is delivered with respect to such Mortgaged Property and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent and (ii) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for the applicable Mortgaged Property in the appropriate real estate records;

(d) no later than three (3) Business Days prior to the date on which a Mortgage is delivered with respect to a Mortgaged Property, in order to comply with the Flood Laws, the following documents (collectively, the “Flood Documents”) with respect to each Mortgaged Property, in each case in form and substance reasonably satisfactory to Administrative Agent: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the property is a Flood Hazard Property, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the applicable community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”);

(e) ALTA surveys of all Mortgaged Properties, certified to Administrative Agent; provided that no Borrower or Guarantor shall be required to obtain a new ALTA survey with respect to any Mortgaged Property if the Borrower delivers to the applicable title company and the Administrative Agent (i) a copy of a survey previously conducted on such Mortgaged Property and (ii) an affidavit executed by a Senior Officer of the Borrower confirming that there has been no significant change since the date of such survey in respect of the matters covered therein, so long as such survey and affidavit are reasonably acceptable to the Administrative Agent and enables the applicable title company to provide full survey coverage; and

(f) appraisals and other documents, instruments and certificates, in each case in form and substance satisfactory to Administrative Agent that the Administrative Agent shall reasonably request.

Section 7.18 Post-Closing Matters. The Parent and the Borrower hereby agree to deliver, or cause to be delivered, to the Administrative Agent or the Collateral Agent, as applicable, the items described on Schedule 7.18 on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion.

ARTICLE 8

NEGATIVE COVENANTS

The Parent and the Borrower, as applicable, hereby covenants and agrees that on the Closing Date and thereafter, until Full Payment:

Section 8.01 Limitation on Indebtedness. The Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist (collectively, “incur” and collectively, an “incurrence”) any Indebtedness, except:

(a) (i) Indebtedness arising under the Credit Documents or any Credit Agreement Refinancing Indebtedness (including pursuant to any Refinancing Amendment) and (ii) so long as the Revolving Credit Agent shall have entered into the ABL Intercreditor Agreement as the “Revolving Credit Agent”, Indebtedness arising under the Revolving Loan Credit Agreement in a principal amount not exceeding at any one time outstanding the greater of (A) $1,300,000,000 and (B) the Borrowing Base;

(b) Indebtedness of (i) the Parent or any Credit Party owing to the Parent or any Restricted Subsidiary of the Parent, provided that such Indebtedness must be unsecured and expressly subordinated to Full Payment on such terms that are set forth in Exhibit N, (ii) any Restricted Subsidiary who is not a Credit Party owing to any other Restricted Subsidiary who is not a Credit Party and (iii) subject to compliance with Section 8.05, any Restricted Subsidiary who is not a Credit Party owing to any Credit Party;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 8.05 at the time of incurrence, Guarantee Obligations incurred by (i) Restricted Subsidiaries of the Parent in respect of Indebtedness of the Parent or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Parent in respect of Indebtedness of the Restricted Subsidiaries of the Parent that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (i) and (j) below, there shall be no Guarantee (A) by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Credit Party and (B) in respect of any Permitted Additional Debt, unless such Guarantee is made by a Guarantor and, in the case of Permitted Additional Debt that is subordinated is subordinated;

(e) Guarantee Obligations (i) incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 8.05;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed an amount at any time outstanding, equal to the greater of (A) $50,000,000 and (B) 2.50% of Consolidated Total Assets on the date of the incurrence of such Indebtedness, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount thereof (including pursuant to clause (iii)) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being modified, replaced, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, replaced, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement;

(g) Indebtedness outstanding on the Closing Date listed on Schedule 8.01(g) and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (i) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (ii) the direct and contingent obligors with respect to such Indebtedness are not changed; and (iii) if the Indebtedness being modified, replaced, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, replaced, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement;

(h) Indebtedness in respect of Hedge Agreements;

(i) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Credit Party (or is a Credit Party that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Parent or any Credit Party, in each case after the Closing Date as the result of a Permitted Acquisition, provided, that (A) such Indebtedness existed at the time such Person became a Credit Party or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (B) such Indebtedness is not guaranteed in any respect by the Parent or any Credit Party (other than by any such Person that so becomes a Credit Party or is the survivor of a merger with such Person and any of its Subsidiaries) and (C)(I) the Equity Interests of such Person is pledged to the Collateral Agent to the extent required under Section 7.12 and (II) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement to the extent required under Sections 7.11 or 7.12, as applicable, provided that the requirements of this subclause (C) shall not apply to (1) an aggregate amount at any time outstanding of up to the greater of (x) $150,000,000 or (y) 8.00% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which Section 8.01(j)(i)(B) below then applies, or that constitutes a modification, replacement, refinancing, refunding, renewal or extension pursuant to Section 8.01(i)(ii) or Section 8.01(j)(ii), as applicable) and (2) any Indebtedness of the type that could have been incurred under Section 8.01(f), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the direct and contingent obligors with respect to such Indebtedness are not changed and (C) if the Indebtedness being modified, replaced, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, replaced, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement;

(j) (i) Permitted Additional Debt of the Parent or any Restricted Subsidiary of the Parent, including Permitted Additional Debt incurred to finance a Permitted Acquisition, provided that (A) no Default or Event of Default exists or would exist after giving effect thereto, (B) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed by a Credit Party except as permitted by Section 8.05(g) and (C) if such Indebtedness is incurred to finance a Permitted Acquisition, (I) the Parent or another Credit Party pledges the Equity Interests of such acquired Person to the Collateral Agent to the extent required under Section 7.12 and (II) such acquired Person executes a supplement to the Guarantee and the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 7.11 or 7.12, as applicable; provided that the requirements of this subclause (B) shall not apply to an aggregate amount at any time outstanding of up to the greater of (x) $150,000,000 or (y) 8.00% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which Section 8.01(i)(i)(C) above then applies, or that constitutes a modification, replacement, refinancing, refunding, renewal or extension pursuant to Section 8.01(i)(ii) or Section 8.01(j)(ii), as applicable), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) the direct and contingent obligors with respect to such Indebtedness are not changed and (C) if the Indebtedness being modified, replaced, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, replaced, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement;

(k) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;

(l) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans to the extent required by Section 4.02) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (A) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (B) the direct and contingent obligors with respect to such Indebtedness are not changed and (C) if the Indebtedness being modified, replaced, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, replaced, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement;

(m) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, (A) the direct and contingent obligors with respect to such Indebtedness are not changed and (B) if the Indebtedness being refinanced, refunded, renewed or extended was subject to an Intercreditor Agreement, the holders of such refinanced, refunded, renewed or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall be or shall become party to such Intercreditor Agreement; provided, further that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (m) shall not at any time exceed an amount equal to the greater of (A) $150,000,000 and (B) 8.00% of Consolidated Total Assets on the date of the incurrence of such Indebtedness;

(n) Indebtedness incurred by Restricted Subsidiaries that are Foreign Subsidiaries; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed, an amount, in the aggregate, at any time outstanding, equal to the greater of (i) $125,000,000 and (ii) 6.50% of Consolidated Total Assets at the time of the incurrence of such Indebtedness;

(o) Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties so long as (i) the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (o) shall not at any time exceed, an amount, in the aggregate, at any time outstanding, equal to the greater of (A) $125,000,000 and (B) 6.50% of Consolidated Total Assets at the time of the incurrence of such Indebtedness and (ii) such Indebtedness matures no earlier than 91 days subsequent to the maturity of the initial Term Loans;

(p) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the Ordinary Course of Business and, with regard to Restricted Subsidiaries that are not Credit Parties, Indebtedness in respect of cash pooling arrangements in the Ordinary Course of Business;

(q) unsecured Indebtedness in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

(r) Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets, or Equity Interests permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, provided that (i) such Indebtedness is not reflected on the balance sheet of the Parent or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and the Restricted Subsidiaries in connection with such disposition;

(s) Indebtedness of the Parent or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

(t) Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of the Parent (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the Ordinary Course of Business;

(u) unsecured, Subordinated Indebtedness consisting of promissory notes issued by the Parent or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Parent (or any direct or indirect parent thereof) permitted by Section 8.06;

(v) Indebtedness consisting of obligations of the Parent or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(w) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(x) Indebtedness arising from advance payments received in the Ordinary Course of Business from customers for goods and services purchased or rented in the Ordinary Course of Business and not for borrowed money;

(y) Indebtedness of any Receivables Entity in respect of any Qualified Receivables Transaction that is without recourse to any Credit Party or any of their respective assets;

(z) to the extent constituting Indebtedness, Indebtedness under a Permitted Supply Chain Financing Program; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (aa) shall not at any time exceed $25,000,000; and

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

Section 8.02 Limitation on Liens. The Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Section 8.01(f), provided that (A) such Liens attach at all times only to the assets so financed except for accessions to such property and the proceeds and the products thereof and (B) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Credit Parties securing Indebtedness permitted pursuant to Section 8.01(n) and (o), provided that the Liens permitted under Section 8.01(o) shall in no event attach to any Collateral;

(d) Liens existing on the Closing Date and listed on Schedule 8.02(d);

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 8.02 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 8.01 and proceeds and products thereof) theretofore subject to such Lien; provided, that if the Lien being replaced, extended or renewed was subject to an Intercreditor Agreement, such replaced, extended or renewed Lien shall also be subject to such Intercreditor Agreement;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 8.01(i), provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 8.01 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 8.01(i)) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;

(g) Liens securing Indebtedness incurred pursuant to Section 8.01(c) or 8.01(k); provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed, in the aggregate at the time of the incurrence of such Indebtedness, the greater of (i) $100,000,000 and (ii) 5.00% of Consolidated Total Assets;

(h) Liens securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary in favor of the Parent or any Restricted Subsidiary that is a Credit Party and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.05 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 8.04, each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale and purchase of goods entered into by the Parent or any of the Restricted Subsidiaries in the Ordinary Course of Business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.05;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the Ordinary Course of Business;

(o) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) subject to the terms of the ABL Intercreditor Agreement, (x) Liens securing obligations under the Revolving Loan Credit Agreement and (y) Liens securing Bank Product Obligations (as defined in the ABL Intercreditor Agreement);

(r) subject to the terms of the Intercreditor Agreements, (i) Liens securing Permitted Additional Debt that consists of Permitted First Priority Debt or Permitted Junior Priority Debt and (ii) Credit Agreement Refinancing Indebtedness that consists of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt;

(s) Liens on Equity Interests in joint ventures held by the Parent or any of its Restricted Subsidiaries provided such joint venture is not a Guarantor;

(t) Liens (i) of a Foreign Subsidiary arising from precautionary security filings regarding a “true sale” to a Receivables Entity pursuant to a Qualified Receivables Transaction and (ii) on the Accounts and Related Assets arising in connection with a Qualified Receivables Transaction;

(u) Liens on Accounts and customary related assets owing to a Credit Party or any Restricted Subsidiary consisting of precautionary security filings regarding a “true sale” in connection with a Permitted Supply Chain Financing Program for such Accounts;

(v) Liens constituting deemed security interests under section 12(3) of the PPSA Australia or section 17(1)(b) of the PPSA New Zealand (as such terms are defined in the Revolving Loan Credit Agreement) which do not secure payment or performance of an obligation and any equivalent arrangement entered into any other jurisdiction;

(w) Liens on dedicated cash collateral accounts of Foreign Subsidiaries and the deposits therein not to exceed $50,000,000 in the aggregate securing letters of credit issued for the account of a Foreign Subsidiary by any financial institution; and

(x) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed the greater of (i) $50,000,000 and (ii) 2.50% of Consolidated Total Assets determined as of the date of the incurrence of such Liens; provided, that (A) if the Indebtedness secured by such Liens is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, then the holders of such Indebtedness (or their representative) shall be party to the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term) and (B) if the Indebtedness secured by such Liens is secured by the Collateral on a second priority (or other junior priority) basis (but without regard to the control of remedies) to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt, then the holders of such Indebtedness (or their representative) shall be party to (x) the ABL Intercreditor Agreement as “Additional Term Secured Parties” (or functionally equivalent term) and (y) the Junior Priority Intercreditor Agreement as “Junior Priority Secured Parties” (or functionally equivalent term).

Section 8.03 Limitation on Fundamental Changes. Except as expressly permitted by Section 8.04 or 8.05, the Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Event of Default would result therefrom, any Restricted Subsidiary of the Parent or any other Person may be merged or consolidated with or into a Credit Party, provided that (i) the Credit Party shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger or consolidation is not a Credit Party (such Person, the “Successor Credit Party”), (A) the Successor Credit Party shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Credit Party shall expressly assume all the obligations of the constituent Credit Party under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Credit Party’s obligations under this Agreement, (D) each Restricted Subsidiary grantor and each Restricted Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Credit Party’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Credit Party’s obligations under this Agreement, and (F) Parent shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements to this Agreement preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document, and provided further that if the foregoing are satisfied, the Successor Credit Party will succeed to, and be substituted for, such constituent Credit Party under this Agreement and (z) such other documents and information as may be reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent and such Lender to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering requirements, including the PATRIOT Act;

(b) any Restricted Subsidiary of the Parent other than a Credit Party or any other Person (other than a Credit Party) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Parent other than a Credit Party, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving entity or (B) the Parent shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, and (ii) no Event of Default would result from the consummation of such merger, amalgamation or consolidation;

(c) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party or any other Restricted Subsidiary;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Credit Party; and

(e) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (i) the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 8.04 or 8.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

Section 8.04 Limitation on Sale of Assets. The Parent will not, and will not permit any of the Restricted Subsidiaries to, (i) Dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such Disposition resulting from any Casualty Event or other casualty or condemnation, of any assets of the Parent or the Restricted Subsidiaries) or (ii) Dispose of to any Person (other than a Credit Party) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Parent and the Restricted Subsidiaries may Dispose of (i) inventory in the Ordinary Course of Business, (ii) used or surplus equipment, vehicles and other assets in the Ordinary Course of Business and (iii) Permitted Investments for cash;

(b) the Parent and the Restricted Subsidiaries may Dispose of other assets for fair value, provided that:

(i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i):

(A) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto, other than operating or trade liabilities arising in the Ordinary Course of Business) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to Full Payment, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by the Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 8.04(c) and Section 8.04(d) that is at that time outstanding, shall not exceed an aggregate amount equal to 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash;

(ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 7.11 or Section 7.12;

(iii) to the extent applicable, the Net Cash Proceeds thereof to the Parent and the Restricted Subsidiaries are promptly applied to the prepayment as provided for in Section 4.02; and

(iv) after giving effect to any such sale, transfer or disposition, no Event of Default shall have occurred and be continuing;

(c) the Parent and the Restricted Subsidiaries may Dispose of assets to the Parent or to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Credit Parties:

(i) such sale, transfer or disposition shall be for fair value;

(ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, the Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (ii):

(A) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to Full Payment, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition,

(C) any Designated Non-Cash Consideration received by the Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 8.04(d) and Section 8.04(c) that is at that time outstanding, shall not exceed an aggregate amount equal to 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (ii) be deemed to be cash;

(iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 7.11 or Section 7.12; and

(iv) Such Disposition shall be considered an Investment to the extent required by Section 8.05.

(d) the Parent and any Restricted Subsidiary may effect any transaction permitted by Section 8.03, 8.05 or 8.06;

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Parent and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;

(f) the Parent and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any Intellectual Property) real, personal or Intellectual Property in the Ordinary Course of Business (and subject to the Section 8.12);

(g) the Parent and the Restricted Subsidiaries may Dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h) the Parent and the Restricted Subsidiaries may Dispose of property pursuant to Permitted Sale Leaseback transactions;

(i) Restricted Subsidiaries that are Foreign Subsidiaries may make Dispositions of Accounts and Related Assets to a Receivables Entity so long as the requirements included in the definition of “Qualified Receivables Transaction” have been satisfied;

(j) the Parent and the Restricted Subsidiaries may Dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(k) any Credit Party and any Restricted Subsidiary may make Dispositions of Accounts pursuant to a Permitted Supply Chain Financing Program so long as the requirements included in the definition of “Permitted Supply Chain Financing Program” have been satisfied.

Section 8.05 Limitation on Investments. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a division or line of business of, or make any other Investment in, any Person, except for the following:

(a) extensions of trade credit and asset purchases in the Ordinary Course of Business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Parent (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Parent (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are contributed to the Parent in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(d) Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 8.05(d) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Closing Date;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Parent;

(g) Investments (i) by Parent or any Restricted Subsidiary of Parent in any Credit Party, (ii) by any Restricted Subsidiary of Parent that is not a Credit Party in any other Restricted Subsidiary of Parent that is not a Credit Party, (iii) by any Credit Party in Restricted Subsidiaries that are not Credit Parties, so long as either (A)(x) the cash, services or securities or other property transferred to such non-Credit Party Restricted Subsidiaries is distributed, repaid or otherwise transferred to a Credit Party (including as an Investment in a Credit Party) within 30 days of such Investment and (y) no Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom or (B) the First Lien Leverage Ratio at the time such Investment is made would have been no greater than 4.00:1.00 (and not less than zero) determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), and (iv) in Restricted Subsidiaries that are not Credit Parties so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h) Investments constituting Permitted Acquisitions;

(i) (i) Investments in Unrestricted Subsidiaries and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed, net of all repayments, returns of capital and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made), the greater of (x) $100,000,000 and (y) 5.00% of Consolidated Total Assets as at the date of such Investment;

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 8.04;

(k) Investments made to repurchase or retire Equity Interests of the Parent or any direct or indirect parent thereof owned by any employee stock ownership plan or key employee stock ownership plan of the Parent in an amount not to exceed $20,000,000 per annum, provided that such amount shall be increased by 100% of any unused amount pursuant to this clause (k) for the immediately preceding year (such amount, a “carry-forward amount”) without giving effect to any carry-forward amount that was added in such preceding year and assuming any such carry-forward amount is utilized first, provided further that in no event shall such aggregate principal amount (after giving effect to the foregoing provisos) exceed $25,000,000 per annum; provided further that such amount in any calendar year may further be increased by (x) all amounts obtained by the Parent since the Closing Date from the sale of such Equity Interests to officers, directors and employees of Parent and its Restricted Subsidiaries in connection with any permitted compensation and incentive arrangements and (y) the net proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries, less the amount of Dividends previously made with the cash proceeds of referred to in the foregoing clauses (x) and (y) of this proviso;

(l) Investments permitted under Section 8.06;

(m) Investments in any Similar Business in an aggregate amount at any time outstanding not exceeding the greater of (i) $50,000,000 and (ii) 2.50% of Consolidated Total Assets determined as of the date of such Investment;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(o) Investments in the Ordinary Course of Business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade agreements with customers consistent with past practices;

(p) advances of payroll payments to employees in the Ordinary Course of Business;

(q) (i) Investments in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided, however, that any such Investment in a Receivables Entity is in the form of (x) a contribution of Accounts and Related Assets or (y) Limited Originator Recourse, and (ii) distributions or payments of Receivables Fees and purchases of Accounts and Related Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;

(r) Guarantee Obligations of the Parent or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(s) so long as (i) the First Lien Leverage Ratio shall be less than 3.75:1.00 (and not less than zero) on a Pro Forma Basis, Investments in an aggregate amount not exceeding the Available Amount determined as at the date of such Investment and (ii) no Event of Default exists or would exist after giving effect to such Investment;

(t) Investments constituting Guarantee Obligations of Indebtedness permitted under Section 8.01;

(u) Investments pursuant to Hedge Agreements;

(v) to the extent constituting Investments, Permitted Supply Chain Financing Programs;

(w) Investments constituting advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or any Restricted Subsidiary;

(x) additional Investments, so long as (i) the Total Leverage Ratio at the time such Investment is made would have been no greater than 3.00:1.00 (and not less than zero) determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) and (ii) no Event of Default exists or would exist after giving effect to such Investment; and

(y) to the extent not covered by the foregoing subclauses (a) through (x), Investments in an aggregate amount at any time outstanding not exceeding the greater of (i) $125,000,000 and (ii) 6.50% of Consolidated Total Assets as at the date of such Investment.

Section 8.06 Limitation on Dividends. The Parent will not declare or pay any dividends (other than dividends payable solely in its Equity Interests (other than Disqualified Equity Interests)) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 8.05) any Equity Interests of the Parent, now or hereafter outstanding (all of the foregoing “Dividends”), provided that no Event of Default exists or would exist after giving effect thereto:

(a) the Parent may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) the Parent may (or may make Dividends to permit any direct or indirect parent thereof to) (i) repurchase shares of its (or such parent’s) Equity Interests held by officers, directors and employees of the Parent and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements to the extent permitted under Section 8.05(k); and (ii) repurchase, redeem or otherwise acquire or retire for value Equity Interests in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights; provided that cancellation of Indebtedness owing to the Parent from members of management of the Parent, any of the Parent’s direct or indirect parent companies or any of the Parent’s Restricted Subsidiaries in connection with a repurchase, redemption or other acquisition or retirement of Equity Interests of any of the Parent’s direct or indirect parent companies will not be deemed to constitute a Dividend for purposes of this covenant or any other provision of this Agreement;

(c) the Parent may pay Dividends with respect to its Equity Interests, provided that (i) the amount of any such Dividends pursuant to this clause (c) shall not exceed an amount equal to the Available Amount at such time, and (ii) the First Lien Leverage Ratio shall be less than 3.50:1.00 (and not less than zero) on a Pro Forma Basis (after giving effect to such Dividend);

(d) the Parent may pay Dividends on its common stock in an amount per share not exceeding 6.0% per annum of the QIPO Price per share, so long as the Consolidated Interest Coverage Ratio shall not be less than 2.00:1.00 on a Pro Forma Basis (after giving effect to such distribution);

(e) the Parent may pay additional Dividends with respect to its Equity Interests, provided that the Total Leverage Ratio shall be less than 2.50:1.00 (and not less than zero) on a Pro Forma Basis (after giving effect to such Dividend); and

(f) to the extent not covered by the foregoing subclauses (a) through (e), the Parent may pay Dividends with respect to its Equity Interests in an amount not exceeding the greater of (i) $75,000,000 and (ii) 2.50% of Consolidated Total Assets as at the date of such Dividend.

Section 8.07 Prepayments, Etc. of Indebtedness.

(a) The Parent will not, and will not permit any Restricted Subsidiary to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than Permitted First Priority Debt, Permitted First Priority Refinancing Debt, Indebtedness under the Revolving Loan Credit Agreement and Ordinary Course Indebtedness) (collectively, together with any refinancing of the foregoing, “Junior Financing”) held by a Person other than a Restricted Subsidiary, or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (x) a prepayment of Junior Financing made in an amount not in excess of the Available Amount on the date of such election that the Borrower elects to apply to this Section 8.07(a)(i), such election to be specified in a written notice of a Senior Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately before and immediately after giving Pro Forma Effect to any such prepayment, no Event of Default shall have occurred and be continuing; and (B) immediately after giving effect to any such prepayment, the First Lien Leverage Ratio determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) shall be less than 3.50:1.00 (and not less than zero), (y) a prepayment of Junior Financing provided that (A) immediately before and immediately after giving Pro Forma Effect to any such prepayment, no Event of Default shall have occurred and be continuing; and (B) immediately after giving effect to such prepayment, the Total Leverage Ratio determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom) shall be less than 2.50:1.00 (and not less than zero) and (z) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests).

(b) The Parent will not waive, amend, modify, terminate or release (i) the Junior Financing Documentation with respect to any Junior Financing with a principal amount that exceeds $50,000,000 to the extent that any such waiver, amendment, modification, termination or release would be (A) in contravention of the applicable Intercreditor Agreements or (B) adverse to the Administrative Agent or the Lenders in any material respect or (ii) the “Credit Documents” (as defined in the Revolving Loan Credit Agreement) with respect to the Revolving Loan Credit Agreement to the extent that any such waiver, amendment, modification, termination or release would be in contravention of the applicable Intercreditor Agreements.

Section 8.08 Limitations on Sale Leasebacks. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

Section 8.09 Changes in Business. The Parent and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

Section 8.10 Burdensome Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document) that limits the ability of (a) any Restricted Subsidiary that is not a Credit Party to make dividends to any Credit Party or (b) any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (A) exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.10) are listed on Schedule 8.10 and (B) to the extent contractual obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Parent, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Parent; (iii) represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Credit Party which is permitted by Section 8.01, (iv) arise in connection with any Disposition permitted by Section 8.04, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.05 and applicable solely to such joint venture entered into in the Ordinary Course of Business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.01 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 8.01 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 8.01(i) or Section 8.01(j) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, and, in each case, so long as such Indebtedness permits the Liens of the Secured Parties on the Collateral (with the priority required hereby and by the other Credit Documents), (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, and (xii) exist under the Revolving Loan Credit Agreement or any documentation relating to such debt so long as such Indebtedness permits the Liens of the Secured Parties on the Collateral (with the priority required hereby and by the other Credit Documents and the Intercreditor Agreements).

Section 8.11 Amendments of Organization Documents. The Parent will not, and will not permit the Borrower or any Subsidiary Guarantor to, amend any of its Organizational Documents in a manner materially adverse to the Administrative Agent or the Lenders.

Section 8.12 IP Separation and Relicense Transactions. The Parent will not, and will not permit the Borrower or any Restricted Subsidiary to, consummate any IP Separation and Relicense Transaction.

ARTICLE 9

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise, an “Event of Default”):

Section 9.01 Payments. Any Credit Party shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

Section 9.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

Section 9.03 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(d), Section 7.05 (with respect to the Borrower), Section 7.13 or Article 8; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01 or 9.02 or clause (a) of this Section 9.03) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt by the Borrower of written notice from the Administrative Agent or the Required Lenders; or

Section 9.04 Default Under Other Agreements. (a) The Parent or any of its Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of $50,000,000 in the aggregate, for the Parent and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

Section 9.05 Bankruptcy, etc. (a) The Parent, the Borrower or any Specified Subsidiary shall commence a voluntary Insolvency Proceeding; (b) any Foreign Subsidiary that is a Specified Subsidiary shall commence a voluntary case, proceeding or action under any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; (c) an involuntary Insolvency Proceeding is commenced against the Parent, the Borrower any Specified

Subsidiary and the petition is not controverted within 10 days after commencement thereof; (d) an involuntary Insolvency Proceeding is commenced against the Parent, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement thereof; (e) a judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the Property of the Parent, the Borrower or any Specified Subsidiary; (f) the Parent, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent, the Borrower or any Specified Subsidiary; (g) there is commenced against the Parent, the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; (h) the Parent, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; (i) any order of relief or other order approving any such case or proceeding or action is entered; (j) the Parent, the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (k) the Parent, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; (l) any corporate action is taken by the Parent, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or (m) any Specified Subsidiary incorporated in New Zealand (or the New Zealand based assets or business of any Specified Subsidiary) is declared at risk pursuant to the Corporations (Investigation and Management) Act 1989 (New Zealand), or a statutory manager is appointed or any step taken with a view to any such appointment in respect of it or those assets or business under that Act; or

Section 9.06 ERISA. Any ERISA Event shall occur or is reasonably expected to occur that, either individually or in the aggregate with any other ERISA Event that has occurred or is reasonably expected to occur, could be reasonably likely to result in a Material Adverse Effect; or

Section 9.07 Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or Full Payment, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Credit Document or the validity or priority of a Lien as required by the Security Documents on a material portion of the Collateral; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of Full Payment), or purports in writing to revoke or rescind any Credit Document (other than in accordance with its terms); or

Section 9.08 Security Documents. Any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Security Documents and the Intercreditor Agreements on and security interest in any Collateral purported to be covered thereby, subject to Liens permitted under Section 8.02, except to the extent that any such perfection or priority is not required pursuant to the terms of the Credit Documents or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Security Documents or to file Uniform Commercial Code financing statements or take any other actions required by the Credit Documents to be taken by the Administrative Agent or the Collateral Agent; or

Section 9.09 Judgments. One or more judgments or decrees shall be entered against the Parent or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Parent and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

Section 9.10 Change of Control. A Change of Control shall occur; or

Section 9.11 Intercreditor Agreements; Subordination. (a) Any Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Revolving Credit Agent or any other agent, trustee or representative thereto, enforceable in accordance with its terms (to the extent that any Indebtedness held or represented by such party remains outstanding) or (b) the subordination provisions of any document or instrument evidencing any Subordinated Indebtedness having a principal amount in excess of $15,000,000 that are subordinated shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Subordinated Indebtedness, enforceable in accordance with their terms.

ARTICLE 10

REMEDIES UPON AN EVENT OF DEFAULT

Section 10.01 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise (or direct the Collateral Agent to exercise) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents, under any document evidencing Indebtedness in respect of which the Loans have been designated as “Designated Senior Debt” (or similar term) and/or under Applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.05, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 10.02 Application of Funds. Subject to the Intercreditor Agreements, after the exercise of remedies provided for in Section 10.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations, including the proceeds of any Collateral, shall, subject to the provisions of Section 4.09, be applied by the Administrative Agent or the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 12.04 and amounts payable under Sections 4.04, 2.10 and 2.11) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 12.04) arising under the Credit Documents and amounts payable under Sections 4.04, 2.10 and 2.11, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 11

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 11.01 Appointment and Authorization of Agents.

(a) Each of the Lenders hereby irrevocably appoints, designates and authorizes JPMorgan to act as its Administrative Agent hereunder and under the other Credit Documents, to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document to which such Agent is a party, nor shall any Agent have or be deemed to have any fiduciary relationship with any other Agent, any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates, and authorizes JPMorgan to act as its agent under the Credit Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, including to (i) take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Credit Documents, together with such other powers and discretion as are reasonably incidental thereto and (ii) to enter into any and all Security Documents and such other documents and instruments as shall be necessary to give effect to (A) the ranking and priority of the Obligations and (B) the security interests in the Collateral purported to be created by the Security Documents. The Collateral Agent (and any co-trustees, co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 11.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 11 (including, without limitation, Section 11.07 as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents) as if set forth in full herein with respect thereto.

Section 11.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 11.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. No Agent-Related Person shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent-Related Person shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 11.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, email or other electronic message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 11.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Agents shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 10; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents and warrants to each Agent that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower or any of its Affiliates, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (c) it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing other facilities. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 11.07 Indemnification of Agents. Whether or not the Transactions are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), ratably based on their respective Pro Rata Shares in effect on the date such indemnification is sought under this Section, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand, ratably based on its Pro Rata Share, of any costs or out-of-pocket expenses (including the documented fees, disbursements and other charges of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations, Full Payment, and the resignation of such Agent.

Section 11.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 11.09 Successor Agents.

(a) The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.05 (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to preserve the effectiveness of the Guarantee or continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b) The Collateral Agent may resign as the Collateral Agent upon thirty (30) days’ notice to the Lenders. If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.05 (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent,” shall mean such successor collateral agent and/or supplemental collateral agent, as the case may be, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days following the retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to preserve the effectiveness of the Guarantee or continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Credit Documents. After the retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

Section 11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent and/or the Collateral Agent, as applicable at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon Full Payment, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or if such Collateral constituting Equity Interests or Indebtedness ceases to be required to be pledged under the Credit Agreement as a result of becoming Equity Interests of an Excluded Pledge Subsidiary of the type referred to in clause (b) or (c) of the definition thereof or Indebtedness owing to an Excluded Subsidiary or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders; provided any request for a release of Liens under this clause (a), shall be accompanied by a certificate of a Senior Officer of the Parent certifying that a release of the Liens of the Collateral Agent is permitted by the terms of this Agreement and the other Credit Documents;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(f);

(c) to release any Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder, provided that (i) no Subsidiary Guarantor which ceases to be a wholly owned Subsidiary of the Borrower after the Closing Date as a result of the Disposition of less than all of such Subsidiary Guarantor’s Equity Interests shall be released pursuant to this clause (c) unless such Disposition is made in good faith to a bona fide unaffiliated third party and for bona fide business purposes and, as a result of such transaction, such third parties collectively hold 50% or more of such Subsidiary Guarantor’s Equity Interests and (ii) any request for a release of Guarantee under this clause (c), shall be accompanied by a certificate of a Senior Officer of the Parent certifying that a release of the Guarantee is permitted by the terms of this Agreement and the other Credit Documents; and

(d) to release the lien on the Equity Collateral in connection with the issuance of any registered secured notes (or secured notes issued with registration rights) (such notes, the “Registered Notes”) by the Parent, the Borrower or any Credit Party if and to the same extent the holders of such Registered Notes or trustee is not granted a lien on such Equity Collateral, provided that any release of Liens pursuant to this clause (d) shall only be to such extent as is necessary to enable the Borrower and the Guarantors not to have to comply with reporting obligations under Rule 3-16 of Regulation S-X of the Securities Act; provided further that any request for a release of Liens under this clause (d), shall be accompanied by a certificate of a Senior Officer of the Parent certifying that (x) the issuance of such Registered Notes is permitted under this Agreement, (y) such Registered Notes shall not be secured by a Lien on the Equity Collateral and (z) a release of the Liens of the Collateral Agent on the Equity Collateral is necessary to enable the Credit Parties not to have to comply with reporting obligations under Rule 3-16 of Regulation S-X of the Securities Act.

At any time, upon request of the Collateral Agent, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor (other than the Parent) from its obligations under the Guarantee pursuant to this Section 11.11. In each case as specified in this Section 11.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Credit Documents and this Section 11.11.

Section 11.12 Other Agents; Arranger and Managers. None of the Joint Lead Arrangers or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint lead arranger,” “bookrunner” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Joint Lead Arrangers or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Joint Lead Arrangers, the other Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case the Administrative Agent or Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or Collateral Agent appoints a Supplemental Agent with respect to the Guarantee or any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Administrative Agent or Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to the Guarantee or such Collateral and to perform such duties with respect to the Guarantee or such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent, the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 11 and of Sections 12.04 and 12.05 (obligating the Credit Parties to pay the Administrative Agent’s and Collateral Agent’s expenses and to indemnify the Administrative Agent and Collateral Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to an Agent, the Administrative Agent or Collateral Agent shall be deemed to be references to the Administrative Agent or Collateral Agent, as applicable, and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrower, or any other Credit Party be required by any Supplemental Agent so appointed by the Administrative Agent or Collateral Agent for more fully and certainly vesting in and confirming to such Person such rights, powers, privileges and duties, the Borrower or the Parent, shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or Collateral Agent until the appointment of a new Supplemental Agent.

Section 11.14 Intercreditor Agreements. Each of the Lenders authorizes and instructs the Administrative Agent and the Collateral Agent to enter into (a) the ABL Intercreditor Agreement on the Closing Date, and agrees to be bound by, and will take no actions in contravention of, all of the terms and provisions of the ABL Intercreditor Agreement and (b) the Junior Priority Intercreditor Agreement at any time after the Closing Date if the Borrower shall have incurred any Permitted Junior Priority Debt or Permitted Junior Priority Refinancing Debt and/or other applicable Indebtedness of the Credit Parties permitted under this Agreement, and agrees to be bound by, and will take no actions in contravention of, the terms and provisions of the Junior Priority Intercreditor Agreement. The Administrative Agent and the Collateral Agent may, without any further consent of any Lender, enter into (i) a supplement or amendment to, or an amendment and restatement or replacement of, the ABL Intercreditor Agreement with the Revolving Credit Agent and the other parties thereto and/or (ii) a Junior Priority Intercreditor Agreement with the holders (or their representative) of Permitted Junior Priority Debt, Permitted Junior Priority Refinancing Debt and/or other applicable Indebtedness of the Credit Parties permitted under this Agreement, as applicable, that are intended to be secured by a second lien (or other junior lien) on the Collateral, in each case, where such Indebtedness is secured by Liens permitted under Section 8.02. The Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Senior Officer of the Parent as to whether any such other Liens are permitted. Any supplement or amendment to, or amendment and restatement or replacement of, any Intercreditor Agreement entered into by the Administrative Agent and/or the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Lenders and the other Secured Parties.

Section 11.15 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Collateral Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, the Collateral Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or Collateral Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c) The Administrative Agent, the Collateral Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the

Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.17 Acknowledgements of Lenders.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.17(a) shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(d) Each party’s obligations under this Section 11.17 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Facility Lenders under the applicable Class or Series of New Term Loans instead of the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Article 5 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for (including the Term Loan Maturity Date), or reduce or forgive the amount of, any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender holding the applicable Obligation, it being understood that the waiver of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 12.01 or the definition of “Required Lenders”, “Required Facility Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 8.03 or 8.04, release all or substantially all of the aggregate value of the Collateral, without the written consent of each Lender directly and adversely affected thereby;

(f) other than in connection with a transaction permitted under Section 8.03 or 8.04 release all or substantially all of the value of the Guarantee, without the written consent of each Lender directly and adversely affected thereby;

(g) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Joint Lead Arranger, Article 11 or any other provision hereof as the same applies to the rights or obligations of any Agent or Joint Lead Arranger, in each case without the consent of such Agent or Joint Lead Arranger, as applicable;

(h) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to New Term Loans and New Term Loan Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more New Term Loans or New Term Loan Commitments and does not directly affect Lenders under any other Class or Series of Term Loans, in each case, without the written consent of the holders of a majority of the New Term Loans of such affected Class or Series (the “Required Facility Lenders”); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable New Term Loans or New Term Loan Commitments;

(i) (A) subordinate any of the Obligations to any other Indebtedness or (B) subordinate the Lien securing any of the Obligations on all or substantially all of the Collateral to any other Lien securing any other Indebtedness (except as provided in Section 11.11 (without giving effect to any amendment the primary purpose of which is to permit the subordination of the Lien securing any of the Obligations on all or substantially all of the Collateral)), in each case, without the consent of each Lender affected thereby;

(j) amend, waive or otherwise modify (i)the payment waterfall provisions of Section 4.09 or 10.02 without the written consent of each Lender, (ii) the order of the ranking of the Obligations in the Intercreditor Agreements or (iii) the definition of “Pro Rata Share”, Section 2.07, Section 4.07 or Section 4.08 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments or making of Loans required thereby, without the written consent of each Lender;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or Collateral Agent, as applicable, under this Agreement or any other Credit Document; and (ii) Section 12.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Engagement Letter and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be reduced or forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding the foregoing: (I) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreements that is for the purpose of adding the holders of Permitted First Priority Debt, Permitted Junior Priority Debt, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable; (II) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding the foregoing, this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document, (D) add any financial covenant or other terms for the benefit of all Lenders or any Class or Series of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, (E) to implement a Benchmark Replacement, (F) solely to make the terms of this Agreement or any other Loan Document more restrictive (or less favorable) to the Parent and its Restricted Subsidiaries or (G) to implement amendments permitted by the Intercreditor Agreements or the other Security Documents that do not by the terms of such Intercreditor Agreement or other Security Documents require lender consent, and, in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Security Documents and related documents in connection with this Agreement and the other Credit Documents may be in a form reasonably determined by the Collateral Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/ or the Collateral Agent (if applicable) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Documents or other document to be consistent with this Agreement and the other Credit Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 12.02 Notices; Effectiveness; Electronic Communications.

(a) General. Unless otherwise expressly provide herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows:

(i) if to the Parent or the Borrower or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02; or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and

(ii) if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by electronic mail shall be deemed to have been given when sent. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, Collateral Agent or any of its Agent-Related Persons or any Joint Lead Arranger (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower and the Administrative Agent may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices sent by electronic mail) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents in accordance with Article 9 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.09 (subject to the terms of Section 4.05), or (c) except as otherwise provided in the Intercreditor Agreements, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative

Agent or Collateral Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or Collateral Agent pursuant to Article 9 and (ii) in addition to the matters set forth in clauses (a), (b) and (c) of the preceding proviso and subject to Section 4.08, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.04 Expenses. Each Credit Party agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited, in the case of the Administrative Agent and the Collateral Agent, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited, in the case of the Administrative Agent, Collateral Agent and the Lenders, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel each to the Administrative Agent, Collateral Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Lender subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 12.05. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 12.04 shall be paid promptly, and in any event within twenty (20) Business Days after invoiced or demand therefor. If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent, Collateral Agent or any Lender, in its sole discretion.

Section 12.05 Indemnification by the Credit Parties.

(a) Whether or not the transactions contemplated hereby are consummated, each Credit Party shall indemnify and hold harmless each Joint Lead Arranger, each Agent-Related Person, each Lender and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Administrative Agent, Collateral Agent and the other Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Indemnitee, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Credit Party or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or material breach of its express obligations under the Credit Documents by such Indemnitee, (y) a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral trustee, or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Parent or any of its Affiliates.

(b) No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, nor shall any Indemnitee or any Credit Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided further, that each Credit Party shall indemnify and hold harmless each Indemnitee from and against any and all claims by any third party claim for any such special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents is consummated. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any action, investigation, litigation or proceeding without the Borrower’s written consent, which consent shall not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that (x) the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume or the Borrower consented to such settlement, (y) there is a final judgment in such action, investigation, litigation or proceeding or (z) the Borrower has failed to provide counsel, or the expense reimbursement in respect thereof, to such Indemnitee on the terms set forth herein in a timely manner. Without limitation of the foregoing, the Borrower shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened action, investigation, litigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such action, investigation, litigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy.

(d) All amounts due under this Section 12.05 shall be promptly, and in any event within twenty (20) Business Days after demand therefor. The agreements in this Section 12.05 are intended to be in addition to, and not in limitation of, any indemnification obligation of the Borrower or any Credit Party to the Collateral Agent or its related Indemnitees under any Credit Document and shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender and Full Payment. This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive Full Payment and the termination of this Agreement.

Section 12.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.07(b), (ii) by way of participation in accordance with the provisions of Section 12.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.07(f) or (iv) to an SPC in accordance with the provisions of Section 12.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative

Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 9.01 or Section 9.05 has occurred and is continuing at the time of such assignment, 2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is made by the Lenders to effectuate the primary syndication of the Term Loans to the Joint Lead Arrangers (including pursuant to any fronting letter) or to assignees previously disclosed in writing to the Parent prior to the Closing Date in connection with the allocation of the Term Loans in such primary syndication, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required, unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) any Defaulting Lender or any Disqualified Institution or (B) a natural person without the Borrower’s prior written consent; (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; and (vii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.04, 2.10, 2.11, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Subject to Section 12.07(m), any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant. Subject to Section 12.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.04, 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided that, such Participant agrees to be subject to 5.08 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.04, 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 4.04, 2.10 or 2.11 unless the Borrower is notified of the participation sold to such Participant, and such Participant agrees, for the benefit of the Borrower, to comply with obligations, restrictions and limitations under Section 4.04 as though it were a Lender (it being understood that the documentation required under Section 4.04(g) shall be delivered by the Participant to the participating Lender).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or if it fails to do so, to make such payment to the Administrative Agent required under Section 2.04(b), and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 4.04, 2.10 and 2.11 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 4.04 as if it were a Lender); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 4.04, 2.10 or 2.11). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 12.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 12.07(b)).

(i) Notwithstanding anything to the contrary contained herein, any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Non-Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M hereto (an “Affiliate Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(ii) after giving effect to such assignment, the Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans then outstanding (and, for purposes of maintaining compliance with this subsection 12.07(i)(ii), the relevant Non-Debt Fund Affiliate shall confirm to the Administrative Agent and/or such relevant Non-Debt Fund Affiliate, the aggregate principal amount of Loans held by all Non-Debt Fund Affiliates as of the date of such assignment); provided that it is understood and agreed that neither the Administrative Agent nor any other Agent shall have any responsibility or liability for maintaining or monitoring the Term Loan ownership or holdings of Non-Debt Fund Affiliates;

(iii) such Non-Debt Fund Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the restrictions specified in the second last paragraph of Section 12.01;

(iv) each Non-Debt Fund Affiliate, solely in its capacity as a Lender, hereby agrees, and each Affiliate Lender Assignment and Acceptance shall provide, that:

(A) any Loans held by a Lender who is a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” votes and no such Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives; and

(B) such Non-Debt Fund Affiliate shall have no right whatsoever so long as such Person is a Non-Debt Fund Affiliate to make or bring any claim, in its capacity as Lender, against the Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents; and

(v) each Non-Debt Fund Affiliate hereby agrees that, and each Affiliated Lender Assignment and Acceptance shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Credit Party at a time when such Lender is a Non-Debt Fund Affiliate:

(A) each Non-Debt Fund Affiliate irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Non-Debt Fund Affiliate in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Non-Debt Fund Affiliate to vote, in which case such Non-Debt Fund Affiliate shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Non-Debt Fund Affiliate shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Non-Debt Fund Affiliate in a disproportionately adverse manner to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Non-Debt Fund Affiliate; and

(B) each Non-Debt Fund Affiliate shall not take any step or action (whether directly or indirectly) in any such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party to which the Administrative Agent has consented with respect to any disposition of assets by the Borrower or any equity or debt financing to be made to the Borrower, including, without limitation, the filing of any pleading by the Administrative Agent) in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Non-Debt Fund Affiliate’s Loans in a disproportionately adverse manner to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Non-Debt Fund Affiliates (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization).

(j) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to the Parent or the Borrower (provided that any such Loans acquired by the Parent or the Borrower shall not be deemed a repayment of Loans for purposes of calculating Excess Cash Flow), but only if:

(i) such assignment is made pursuant to (x) a Dutch Auction open to all Lenders on a pro rata basis or (y) notwithstanding Section 4.08 or any other provision in this Agreement, an open market purchase on a non-pro rata basis;

(ii) no Default or Event of Default has occurred or is continuing or would result therefrom;

(iii) the Parent or its Subsidiary, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation; and

(iv) any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Parent or any of its Subsidiaries.

(k) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate, but only if:

(i) such assignment is made pursuant to an open market purchase; and

(ii) such Debt Fund Affiliate shall at all times after such assignment be subject to the restrictions specified in the final paragraph of Section 12.01.

(l) The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 12.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement, including principal amount (and stated interest) (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(m)

(i) No assignment or participation shall be made to any Person that is a Disqualified Institution (unless the Borrower has consented to such assignment in writing, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Any assignment in violation of this clause (m)(i) shall not be null and void, but the other provisions of this clause (m) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.07), all of its interest, rights and obligations under this Agreement to one or more assignees that is an Eligible Assignee at the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any bankruptcy plan of reorganization or liquidation under applicable debtor relief laws, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such bankruptcy plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) to the Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 12.08 Confidentiality. The Administrative Agent, Collateral Agent and each of the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 12.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be provided to each of such foregoing Persons so that it may confirm that it is not a Disqualified Institution and make the relevant representation set forth in the Assignment and Acceptance); (g) with the consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to the extent disclosures of such Information is reasonably required by any direct or indirect contractual counterparties (or the professional advisors thereto), to any swap or derivative transaction relating to the Borrower and its obligations (provided, such counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 12.08 or other provisions at least as restrictive as this Section 12.08), (k) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Credit Parties received by it from such Lender) or (l) disclosure on a confidential basis to the CUSIP Service Bureau or similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 12.08, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof relating to any Credit Party or its business, other than (x) any such information that is publicly available to any Agent or any Lender prior to disclosure by any Credit Party other than as a result of a breach of this Section 12.08 and (y) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that, in the case of information received from a Credit Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, or a Subsidiary of the Parent, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing in this Section 12.08 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 12.08 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) regarding suspected violations of laws, rules, or regulations or to the extent that any such prohibition on disclosure set forth in this Section 12.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 12.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 12.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.11 Counterparts. This Agreement and each other Credit Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document. The Agents may also require that any such documents and signatures delivered by electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

Section 12.12 Integration; Effectiveness. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 12.14 Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS

AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the relevant Credit Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the relevant Credit Parties, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 12.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Lender, Agent or any Joint Lead Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Credit Documents, irrespective of whether any Agent or any Joint Lead Arranger has advised or is advising any of the Borrower, and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither any Agent nor any Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Lenders, Agents and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.19 Affiliate Activities. The Borrower acknowledge that each Agent and each Joint Lead Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Credit Documents (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 12.20 Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any a currency (hereinafter in this Section 12.20 called the “first currency”) into any other currency (hereinafter in this Section 12.20 called the “second currency”), then the conversion shall be made at the Administrative Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by a Credit Party to the Administrative Agent or any Lender pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Credit Parties to pay to the Administrative Agent or such Lender any amount originally due in the first currency under this Agreement only to the extent of the amount of the first currency which the Administrative Agent or such Lender is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Administrative Agent or such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due in the first currency under this Agreement, the Credit Parties agree that they will indemnify the Administrative Agent and each Lender, as applicable, against and save such party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Credit Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Administrative Agent or any Lender under any Credit Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Administrative Agent or such Lender and the Credit Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due in the first currency under this Agreement, the Administrative Agent or such Lender shall promptly remit such excess to the Credit Parties. The covenants contained in this 12.21 shall survive the Full Payment of the Obligations under this Agreement.

Section 12.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Acceptance, amendments or other modifications, any Notice of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 12.22 PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering requirements, including the PATRIOT Act.

Section 12.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MRC GLOBAL (US) INC., as Borrower

By:	/s/ Monica S. Broughton
Name: Monica S. Broughton
Title: Vice President, Investor Relations & Treasury

MRC GLOBAL INC., as Parent

By:	/s/ Monica S. Broughton
Name: Monica S. Broughton
Title: Vice President, Investor Relations & Treasury

Signature Page to Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as Collateral Agent and as a Lender

By:	/s/ Andrew Rossman
Name: Andrew Rossman
Title: Executive Director

Signature Page to Term Loan Credit Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

[See Attached]

A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below

[__]

Attn: [__]

Telecopy: [__]

This Compliance Certificate is furnished to the Administrative Agent pursuant to Section 7.01(c) of the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MRC GLOBAL INC., a Delaware corporation (the “Parent”), MRC GLOBAL (US) INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the financial institutions from time to time party to the Credit Agreement as lenders (the “Lenders”) (capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined).

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE PARENT, THAT:

1. I am the duly elected [__________]1 of Parent.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Schedule I and such financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP[, subject to normal year-end audit adjustments and the absence of footnotes.]2

3. Except as set forth below, no Default or Event of Default exists.

4. Schedule II attached hereto specifies any change in the identity of the Restricted Subsidiaries and/or Unrestricted Subsidiaries as at the end of [fiscal quarter/fiscal year] from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on [[the Closing Date] [____________, 20__]].

5. Schedule III attached hereto sets forth a detailed calculation of the Total Leverage Ratio as at the end of [the most recent fiscal quarter/fiscal year]].

6. Schedule IV attached hereto sets forth the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate and/or any change in the amount of a Pro Forma Adjustment set forth in the Pro Forma Adjustment Certificate previously provided on [__________, 20__] and, [in each case,] in reasonable detail, the calculations and basis therefor.

[1]	Certifying officer must be a Senior Officer.
[2]	For quarterly statements only.

B-1

7. [Schedule V attached hereto sets forth in reasonable detail the Available amount as the end of the fiscal year to which the financial statements referred to in paragraph 1 above relate.] 3

8. [Schedule VI attached hereto sets forth certain information required pursuant to Sections 1 and 2 of the Perfection Certificate][I hereby certify that no information required pursuant to Sections 1 and 2 of the Perfection Certificate has changed since [the Closing Date] [the date of the most recent Compliance Certificate delivered pursuant to Section 7.01(c) of the Credit Agreement.]]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the relevant Credit Parties have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedules II, III, IV [and][,] V [and VI] hereto and the financial statements attached hereto as Schedule I and in support hereof, are made and delivered this ______ day of ___________, 20__.

MRC GLOBAL, INC.

By:
Name:
Title:

[3]	To be included only in Compliance Certificates delivered in connection with the fiscal year-end financial statements provided for in Section 7.01(a).

B-2

EXHIBIT C

DUTCH AUCTION PROCEDURES

“Dutch Auction” means one or more purchases (each, a “Purchase”) of Term Loans by the Parent, the Borrower or a Non-Debt Fund Affiliate; provided that, each such Purchase is made on the following basis:

(a) (i) the purchaser of the Term Loans (the “Purchaser”) will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice) and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

C-1

(f) the Purchase shall be consummated pursuant to and in accordance with Section 12.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, interest periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of subsection (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 12.07 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate cancellation of such Qualifying Loans.

C-2

EXHIBIT D

FORM OF GUARANTEE

[See Attached]

D-1

EXHIBIT E

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [___________, 20__] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), MRC Global (US) Inc., a Delaware corporation (the “Borrower”). MRC Global Inc., a Delaware corporation (the “Parent”) and JPMorgan Chase Bank, N.A., as Administrative Agent.1

RECITALS:

WHEREAS, reference is hereby made to the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Parent, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A as Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Term Loan Lenders, as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby agrees to commit to provide its respective New Term Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes (x) the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (y) the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Term Loan Lender; (iv) agrees that the Credit Documents set forth the terms of a commercial lending facility; (v) confirms that in participating as a New Loan Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such New Loan Lender, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower or any of its Affiliates, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in

[1]	This Exhibit may be modified by the Administrative Agent as may be agreed in connection with the incurrence of the New Term Loans.

contravention of the foregoing, such as a claim under the federal or state securities laws); and (vi) agrees it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein and in the Credit Documents, as may be applicable to such New Loan Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing other facilities.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:2

1. [Applicable Margin. The Applicable Margin for each Series [___] New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below plus the pricing premium, if any, less the pricing reduction, if any, in each case as set forth below:]

Series [___] New Term Loans
Total Leverage Ratio	Term SOFR Loans	ABR Loans
:	%	%

2. [Principal Payments. The Borrower shall make principal payments on the Series [___] New Term Loans in installments on the dates and in the amounts set forth below:]

(A) Payment Date	(B) Scheduled Repayment of Series [___] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$

3. [Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [___] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [___] New Term Loans in accordance with Sections 4.01 and 4.02 of the Credit Agreement, respectively.]

4. [Other Fees. Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [____________] on [_____________, __].]

[2]

Insert completed paragraphs as applicable and add new paragraphs or terms as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

5. [Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series [____] New Term Loans from the New Term Loan Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: ______________, ____

(b)	Amount of Proposed Borrowing: $___________________

(c)	Interest rate option:

(d)	ABR Loan(s)

(e)	Term SOFR Loans with an initial Interest Period of month(s)]

6. [New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [____] New Term Loans, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]3

7. [Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.]

8. Borrower Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certifies that:

[(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;]4

[(a) The proceeds of the New Term Loans will be used to finance a Permitted Acquisition under the Credit Agreement;]

(b) The Specified Representations are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;]5

[(b)] No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

[3]	Insert bracketed language if the lending institution is not already a Lender.
[4]	Insert bracketed language if the new loans will not be used to finance a Permitted Acquisition.
[5]	Insert bracketed language if the new loans will be used to finance a Permitted Acquisition.

[(c)] Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

9. [Borrower Covenants. By its execution of this Agreement, the Parent and the Borrower hereby covenants that:

(a) [The Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the New Term Credit Commitments]6; and

(b) The Borrower shall deliver or cause to be delivered the following legal opinions and documents: [_______], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement.]

10. Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

11. Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence as such New Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 4.04 of the Credit Agreement.

12. Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [___] New Term Loans, made by each New Loan Lender in the Register.

13. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

14. Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

15. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[6]	Select this provision in the circumstance where the Lender is a New Term Loan Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [___________ , 20__].

[NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

MRC GLOBAL (US) INC.

By:
Name:
Title:

MRC GLOBAL INC.

By:
Name:
Title:

Consented to by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Loan Lender	Type of Commitment	Amount
[_______________]	New Term Loan Commitment	$
[_______________]	New Term Loan Commitment	$
	Total:	$

EXHIBIT F

FORM OF NOTE

$ _________________________	[City], [State]

[__], 2024

FOR VALUE RECEIVED, MRC Global (US) Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [___] or its registered assign (the “Term Lender”), at the Administrative Agent’s Office or such other place as JPMorgan Chase Bank, N.A. (in its capacity as administrative agent for the Lenders, the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 4.03 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Term Loan Maturity Date the principal amount of [___________] Dollars ($[___]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as Term Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.08 of the Credit Agreement.

This promissory note (this “Note”) is one of the promissory notes referred to in Sections 2.05(d) and 12.07 of the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, MRC Global Inc., the lending institutions from time to time parties thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent and the Collateral Agent. This Note is subject to, and the Term Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Term Loans evidenced hereby are subject to prepayment prior to the Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

The Borrower and all other parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest, notice of any kind whatsoever and, to the full extent permitted by applicable law, the right to plead any statute of limitations as a defense to any demand hereunder, in connection with this Note. No failure to exercise and no delay in exercising, on the part of any Administrative Agent or the Term Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Agent or the Term Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that any Agent or the Term Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Note shall be made to the Person recorded in the Register as the holder of this Note, as described more fully in Section 12.07(b) of the Credit Agreement, and such Person shall be treated as the Term Lender hereunder for all purposes of the Credit Agreement.

Except as otherwise set forth in the Credit Agreement, no reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE TERM LENDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(Signature Page Follows)

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MRC GLOBAL (US) INC.

By:
Name:
Title:

TRANSACTIONS ON TERM LOAN NOTE

Date	Amount of Term Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

[See Attached]

G-1

EXHIBIT H

FORM OF PLEDGE AGREEMENT

[See Attached]

H-1

EXHIBIT I

FORM OF SECURITY AGREEMENT

[See Attached]

I-1

EXHIBIT J

FORM OF

NOTICE OF BORROWING / CONVERSION OR CONTINUATION

Date: ________, ____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of October 29, 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among MRC Global (US) Inc., a Delaware corporation, MRC Global Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, the Collateral Agent and the other parties named therein.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans    ☐ A conversion or continuation of Loans

1.	On ___________________________ (a Business Day).[10]

2.	In the amount of $_____________.

3.	Comprised of ___________________________.

[Type of Loan requested]

4.	For Term SOFR Loans: with an Interest Period of [one][three][six] month[s].

MRC GLOBAL (US) Inc.

By:
Name:
Title:

[10]	And, with respect to Term SOFR Loans, a U.S. Government Securities Business Day.

J-1

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MRC Global (US) Inc. (the “Borrower”), MRC Global Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Title:

Date: , 20[___]

K-1-1

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MRC Global (US) Inc. (the “Borrower”), MRC Global Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Title:

Date: , 20[___]

K-2-1

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MRC Global (US) Inc. (the “Borrower”), MRC Global Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Title:

Date: , 20[___]

K-3-1

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MRC Global (US) Inc. (the “Borrower”), MRC Global Inc., a Delaware corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as the Collateral Agent.

Pursuant to the provisions of Section 4.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Title:

Date: , 20[___]

K-4-1

EXHIBIT L

FORM OF OFFICER’S CERTIFICATE

[See Attached]

L-1

EXHIBIT M

AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliate Lender Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Non-Debt Fund Affiliate of
[identify Lender]]

3.	Borrower:	MRC GLOBAL (US) INC., a Delaware Corporation

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of October 29, 2024 (as amended from time to time), among MRC Global (US) Inc., a Delaware corporation, MRC Global Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as the Collateral Agent and the other parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*		Amount of Commitment/Loans Assigned*		Percentage Assigned of Commitment/Loans
Term Loan Facility	$	_______________	$	_______________	_______________	%
New Term Loan Facility	$	_______________	$	_______________	_______________	%]

7. Trade Date:

8. Effective Date: _________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Consented to and Accepted:

MRC GLOBAL (US) INC.

By:
Title:

•	ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Acceptance in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a Non-Debt Fund Affiliate, (iii) this Assignment and Acceptance is being made pursuant to a Dutch auction open to all Lenders on a pro rata basis or an open market purchase, in each case in compliance with the terms of the Credit Agreement, (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Acceptance, (v)(x) it has requested that the Parent confirm the aggregate principal amount of Loans held by all Non-Debt Fund Affiliates as of the date of this Assignment and Acceptance and (y) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans or New Term Loans held by all Non-Debt Fund Affiliates shall not exceed 20% of the aggregate principal amount of all Loans then outstanding, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Loan Interest it is experienced in acquiring assets of such type, (viii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (ix) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, any Joint Lead Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) hereby affirms (i) the No Undisclosed Information Representation and (ii) the agreements set forth in Sections 12.07(i)(iv) and 12.07(i)(v) of the Credit Agreement. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in Sections 11.06 and 11.17 of the Credit Agreement, including that the Credit Documents set out he terms of a commercial lending facility.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT N

FORM OF SUBORDINATION AGREEMENT11

Section 1. Agreement to Subordinate. [INSERT NAME OF BORROWER]’s (the “Company”) obligations to [INSERT NAME OF LENDER] (the “Subordinated Lender”) under this [INSERT NAME OF DOCUMENT] (the “Subordinated Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this [Note/Instrument], to Full Payment (as defined in the Credit Agreement reference below) with respect to all Senior Debt. “Senior Debt” means the Obligations (as defined in the Credit Agreement dated as of October 29, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) between MRC Global (US) Inc., as borrower, MRC Global Inc, as Parent, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (as defined below) (in such capacity, the “Administrative Agent”) and the Collateral Agent (in such capacity, the “Collateral Agent”) and the lenders from time to time party thereto (the “Lenders”), and “Senior Lender” means each holder from time to time of the Senior Debt (including each “Secured Party” defined in the Credit Agreement). The subordination provisions of this [Note/Instrument] are for the benefit of and enforceable by the Administrative Agent, the Collateral Agent or their respective designated representatives.

Section 2. Liquidation, Dissolution, Bankruptcy. (a) Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the Senior Lenders shall be entitled to Full Payment (as defined in the Credit Agreement); and

(2) until Full Payment, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall instead be made to the Senior Lenders as their interests may appear.

(b) The Subordinated Lender hereof agrees that, until Full Payment that it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Company.

(c) In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving the Company, the Administrative Agent on behalf of the Senior Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon the Subordinated Obligations. The Company hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Senior Lenders for application against the Senior Debt as provided in the Credit Agreement.

Section 3. Default on Senior Debt. Except with the written consent of, or upon demand by, the Administrative Agent on behalf of the Senior Lenders, the Company shall not pay any Subordinated Obligations and the Subordinated Lender shall not take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Obligations if, at the time, (i) the maturity of some or all of the Senior Debt shall have been accelerated or (ii) any Default or Event of Default (each as defined under the Credit Agreement) has occurred or is continuing and (in the case of the clause (ii)) the Administrative Agent on behalf of the Senior Lenders shall have given notice to the Borrower prohibiting such payment.

[11]	Note to NRF: Discuss an Intercompany Note instead.

Section 4. When Distribution Must Be Paid Over. If a payment or other distribution is made to the Subordinated Lender that because of these subordination provisions should not have been made to it, the Subordinated Lender shall hold it in trust for the Senior Lenders and pay it over to the Administrative Agent for distribution to each Senior Lender in accordance with the Credit Agreement.

Section 5. Subrogation. A distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on the Senior Debt. After Full Payment, the Subordinated Lender will be subrogated to the rights of the Senior Lenders to receive payments in respect of the Senior Debt.

Section 6. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of the Subordinated Lender and the Senior Lenders and do not impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms; provided that so long as any Default or Event of Default (each as defined in the Credit Agreement) has occurred and is continuing, the Subordinated Lender shall not be entitled to, and waives its right to, accelerate the maturity of the Subordinated Obligations upon an [Event of Default] under this [Note/Instrument] or exercise any remedies upon an [Event of Default] under this [Note/Instrument]. The failure to make a payment on the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a [Default] under this [Note/Instrument].

Section 7. Subordinated Lender Entitled to Rely. For the purpose of ascertaining the outstanding amount of the Senior Debt, the Senior Lenders, and all other information relevant to making any payment or distribution to the Senior Lenders pursuant hereto, the Subordinated Lender is entitled to rely upon an order or decree of a court or competent jurisdiction in which any proceedings of the nature referred to in Section 2 above are pending, a certificate of the liquidating trustee or other person making a payment or distribution to the Subordinated Lender, or information provided by the Administrative Agent on behalf of the Senior Lenders or the Lenders.

Section 8. Subordination May Not Be Impaired By Company. No right of the Senior Lender to enforce the subordination of the Subordinated Obligations will be impaired by any act or failure to act by the Company or by its failure to comply with the provisions hereunder.

Section 9. Reliance by Senior Lender on Subordination Provisions; No Waiver. (a) The Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to the Senior Lenders, whether the Senior Debt was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire or to hold the Senior Debt, and each Senior Lender will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

(b) The Senior Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring any liability or responsibility to the Subordinated Lender, and without impairing the rights of the Senior Lenders under these subordination provisions, do any of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or secured;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt;

(3) release any person liable in any manner for the payment of the Senior Debt; or

(4) exercise or refrain from exercising any rights against the Company and any other person.

Section 11. Certain Matters. (a) The Senior Lenders may, from time to time, without notice to the Subordinated Lender, to the extent permitted by the Credit Agreement, assign or transfer any or all of the Senior Debt or any interest therein, and, notwithstanding any such assignment, transfer or any subsequent assignment or transfer any or all of the Senior Debt or any interest therein, such Senior Debt shall be and remain Senior Debt for purposes of this Agreement and every immediate and successive assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Senior Debt be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were a Senior Lender.

(b) The subordination provisions contained herein are for the benefit of the Senior Lenders and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Administrative Agent. The Subordinated Lender hereby expressly acknowledges and agrees to the subordination provisions contained herein. This Agreement shall be binding upon the Subordinated Lender and upon the successors and assigns thereof; and all references to the Company herein shall be deemed to include any successor or successors, whether immediate or remote, to such entity.

Section 12. Entire Agreement. (a) The Subordinated Lender and the Company confirms that this Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Neither this Agreement nor any interest therein shall be transferred or assigned without the prior written consent of the Administrative Agent.

Section 13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

EXHIBIT O

ABL INTERCREDITOR AGREEMENT

[See Attached]

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